Exhibit 3.3
THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
UWM HOLDINGS, LLC
a Delaware limited liability company
Dated as of August 5, 2026
THE SECURITIES REPRESENTED BY THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS
ARTICLE II

ORGANIZATIONAL MATTERS
Section 2.01    Formation of Company    15
Section 2.02    Name        15
Section 2.03    Purpose    15
Section 2.04    Principal Office; Registered Agent    15
Section 2.05    Term        16
Section 2.06    No State-Law Partnership    16
ARTICLE III

MEMBERS; UNITS; CAPITALIZATION
Section 3.01     Members    16
Section 3.02    Units        17
Section 3.03    Automatic Conversion of Units    18
Section 3.04    Repurchase or Redemption of Shares of Economic Common Stock        20
Section 3.05    Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units    21
Section 3.06    Negative Capital Accounts    22
Section 3.07    No Withdrawal    22
Section 3.08    Loans From Members    22
Section 3.09    Corporation Stock Incentive Plans    22
Section 3.10    Dividend Reinvestment Plan, Cash Option Purchase Plan, Equity Plan, Stock Incentive Plan or Other Plan    23
ARTICLE IV

DISTRIBUTIONS
Section 4.01     Distributions    24
ARTICLE V

CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS

Section 5.01     Capital Accounts    26
Section 5.02    Allocations    28
Section 5.03    Special Allocations    28
Section 5.04    Other Allocation Rules    30
Section 5.05    Withholding    32
ARTICLE VI

MANAGEMENT
Section 6.01     Authority of Manager    33
Section 6.02    Actions of the Manager    33
Section 6.03    Resignation; Removal    33
Section 6.04    Vacancies    33
Section 6.05    Transactions Between Company and Manager    33
Section 6.06    Reimbursement for Expenses    34
Section 6.07    Delegation of Authority    34
Section 6.08    Duties; Limitation of Liability    34
Section 6.09    Indemnification    35
Section 6.10    Investment Company Act    37
Section 6.11    Outside Activities of the Manager    37
ARTICLE VII

RIGHTS AND OBLIGATIONS OF MEMBERS
Section 7.01     Limitation of Liability and Duties of Members    38
Section 7.02    Lack of Authority    39
Section 7.03    No Right of Partition    39
Section 7.04    Members’ Right to Act    39
Section 7.05    Inspection Rights    40
ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS, AFFIRMATIVE COVENANTS
Section 8.01     Records and Accounting    40
Section 8.02    Fiscal Year    41
Section 8.03    Reports    41
ARTICLE IX

TAX MATTERS
Section 9.01     Partnership Representative    41
Section 9.02    Section 754 Election    42

Section 9.03    Debt Allocation    42
Section 9.04    Tax Returns    42
ARTICLE X

RESTRICTIONS ON TRANSFER OF UNITS
Section 10.01     General    43
Section 10.02    Permitted Transfers    43
Section 10.03    Restricted Units Legend    44
Section 10.04    Transfer    44
Section 10.05    Assignee’s Rights    44
Section 10.06    Assignor’s Rights and Obligations    45
Section 10.07    Overriding Provisions    45
ARTICLE XI

REDEMPTION AND EXCHANGE
Section 11.01     Exchange of Paired Interests for Class A Common Stock or Class B Common Stock    46
Section 11.02    Exchange Procedures; Notices and Revocations    47
Section 11.03    Exchange Rate Adjustment    51
Section 11.04    Tender Offers and Other Events with Respect to the Corporation    53
Section 11.05    Listing of Deliverable Common Stock    54
Section 11.06    Deliverable Common Stock to be Issued; Class C Common Stock or Class D Common Stock to be Cancelled    54
Section 11.07    Distributions    54
Section 11.08    Withholding; Certification of Non-Foreign Status    55
Section 11.09    Tax Treatment    55
ARTICLE XII

ADMISSION OF MEMBERS
Section 12.01     Substituted Members    56
Section 12.02    Additional Members    56
ARTICLE XIII

RESIGNATION
Section 13.01     Resignation of Members    56

ARTICLE XIV

DISSOLUTION AND LIQUIDATION
Section 14.01     Dissolution    56
Section 14.02    Liquidation and Termination    57
Section 14.03    Deferment; Distribution in Kind    58
Section 14.04    Certificate of Cancellation    58
Section 14.05    Reasonable Time for Winding Up    58
Section 14.06    Return of Capital    58
ARTICLE XV

VALUATION
Section 15.01     Determination    58
Section 15.02    Dispute Resolution    59
ARTICLE XVI

GENERAL PROVISIONS
Section 16.01     Power of Attorney    59
Section 16.02    Confidentiality    60
Section 16.03    Amendments    61
Section 16.04    Title to Company Assets    62
Section 16.05    Addresses and Notices    62
Section 16.06    Binding Effect; Intended Beneficiaries    62
Section 16.07    Creditor    63
Section 16.08    Waiver        63
Section 16.09    Counterparts    63
Section 16.10    Applicable Law    64
Section 16.11    Jurisdiction    64
Section 16.12    Severability    64
Section 16.13    Further Action    64
Section 16.14    Delivery by Electronic Transmission    65
Section 16.15    Right of Offset    65
Section 16.16    Effectiveness    65
Section 16.17    Entire Agreement    65
Section 16.18    Remedies    65
Section 16.19    Descriptive Headings; Interpretation    65
ARTICLE XVII

TERMS, PREFERENCES, RIGHTS, POWERS, QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS OF THE SERIES A PREFERRED UNITS

Section 17.01     Designation    66
Section 17.02    Definitions    66
Section 17.03    Liquidation Preference    68
Section 17.04    Distributions    68
Section 17.05    Redemption    69
Section 17.06    Protective Provisions    69

Exhibits
Exhibit A    –    Form of Joinder Agreement
Exhibit B    –    Form of Unit Certificate
Exhibit C    –    Officers
Exhibit D     –    Notice of Exchange

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
UWM HOLDINGS, LLC
This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (together with the Exhibits and Schedules attached hereto and as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), of UWM Holdings, LLC, a Delaware limited liability company (the “Company”), is entered into effective as of August 5, 2026, by its Members (as defined below) and UWM Holdings Corporation, a Delaware corporation in its role as Manager (together with its successors and permitted assigns, the “Corporation”).
RECITALS
Capitalized terms used in these recitals without definition have the meanings set forth in Article I.
WHEREAS, the Company was formed as a Delaware limited liability company pursuant to and in accordance with the Delaware Act by the filing of the initial Certificate of Formation of the Company (the “Certificate of Formation”) with the Secretary of State of the State of Delaware on September 18, 2020 (the “Formation Date”), and the entering into of the Limited Liability Company Agreement of the Company by SFS Holding Corp. (“SFS”), as the sole member of the Company, effective as of such date (the “Original Agreement”);
WHEREAS, in accordance with the closing of the Business Combination Agreement, dated as of September 22, 2020, by and among the Corporation, United Shore Financial Services, LLC, a Michigan limited liability company now known as “United Wholesale Mortgage, LLC”, SFS and the Company (as amended, the “BCA”), SFS and the Corporation entered into the First Amended and Restated Limited Liability Company Agreement on January 21, 2021 (the “First A&R Agreement”) to provide for, among other things, the authorization of the Class A Common Units, the Class B Common Units and the Class C Common Units, the issuance to the Corporation of the Class A Common Units and the issuance to SFS of a number of Class B Common Units;
WHEREAS, the Members amended and restated the First A&R Agreement pursuant to the Second Amended and Restated Limited Liability Company Agreement dated as of February 3, 2021 (the “Second A&R Agreement”); and
WHEREAS, the Members wish to amend and restate the Second A&R Agreement as provided herein below and continue the Company as a limited liability company under the Delaware Act to provide for, among other things, the authorization of the Preferred Units and the issuance to the Corporation of the Preferred Units.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members and the Manager, intending to be legally bound, hereby agree as follows:
ARTICLE I

Definitions
The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.
“Additional Member” has the meaning set forth in Section 12.02.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
(i)Credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentence in Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
(ii)Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Admission Date” has the meaning set forth in Section 10.06.
“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition and the definition of Majority Member, “control” (including with correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or otherwise).
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Appraisers” has the meaning set forth in Section 15.02.
“Assignee” means a Person to whom a Company Interest has been Transferred in accordance with this Agreement but who has not been admitted as a Member pursuant to Article XII.
“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.
“BCA” has the meaning set forth in the recitals to this Agreement.
“Book Value” means with respect to any property (other than money), such property’s adjusted basis for U.S. federal income tax purposes, except as follows:

(i)    the initial Book Value of any such property contributed by a Member to the Company shall be the gross fair market value of such property, as reasonably determined by the Manager;
(ii)    the Book Values of all such properties shall be adjusted to equal their respective gross fair market values (taking Section 7701(g) of the Code into account), as reasonably determined by the Manager, at the time of any Revaluation pursuant to Section 5.01(c);
(iii)    the Book Value of any item of such properties distributed to any Member shall be adjusted to equal the gross fair market value (taking Section 7701(g) of the Code into account) of such property on the date of Distribution as reasonably determined by the Manager; and
(iv)    the Book Values of such properties shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such properties pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Net Income” and “Net Loss” or Section 5.03(a)(vi); provided, however, that Book Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv). If the Book Value of such property has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv), such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Income and Net Loss.
“Business Combination” means the business combination transaction set forth in the BCA.
“Business Combination Date Capital Account Balance” means, with respect to any Member, the positive Capital Account balance of such Member as of immediately following the Business Combination, the amount or deemed value of which is set forth on the Schedule of Members.
“Business Day” means any day except a Saturday, a Sunday or a day on which the SEC or banks in the City of New York, the State of Delaware or the State of Michigan are authorized or required by Law to be closed.
“Capital Account” means the capital account established and maintained for each Member pursuant to Section 5.01.
“Capital Contribution” means, with respect to any Member, the amount of money and the initial Book Value of any property (other than money) contributed to the Company.
“Cash Exchange Payment” means an amount in U.S. dollars equal to the product of (a) the number of applicable Paired Interests multiplied by, (b) the sale price of Class A Common Stock in a private sale or the price to the public of Class A Common Stock in a public offering as set forth in Section 11.01.

“Change of Control Transaction” means (a) a transaction in which a Person or Group acquires beneficial ownership of more than fifty percent (50%) of the outstanding Units, other than a transaction pursuant to which the holders of beneficial ownership of Units immediately prior to the transaction beneficially own, directly or indirectly, more than fifty percent (50%) of the Units or the equity of any successor, surviving entity or direct or indirect parent of the Company, in either case, immediately following the transaction or (b) a transaction in which the Company issues Units representing more than fifty percent (50%) of the then outstanding Units, in either case, whether by merger, other business combination or otherwise.
“Class A Common Stock” means shares of Class A Common Stock of the Corporation.
“Class A Common Units” means the Units designated as “Class A Common” Units pursuant to this Agreement.
“Class B Common Stock” means shares of Class B Common Stock of the Corporation.
“Class B Common Units” means the Units designated as “Class B Common” Units pursuant to this Agreement.
“Class C Common Stock” means shares of Class C Common Stock of the Corporation.
“Class C Common Units” means Units designated as “Class C Common” Units pursuant to this Agreement.
“Class C Paired Interest” means one Class C Common Unit (or other Unit into which such Class C Common Unit shall have been converted or exchanged in accordance with this Agreement after the execution and delivery of this Agreement), together with one share of Class C Common Stock, subject to adjustment pursuant to Section 11.03(a).
“Class D Common Stock” means shares of Class D Common Stock of the Corporation.
“Class D Paired Interest” means one Class B Common Unit (or other Unit into which such Class B Common Unit shall have been converted or exchanged in accordance with this Agreement after the execution and delivery of this Agreement), together with one share of Class D Common Stock, subject to adjustment pursuant to Section 11.03(b).
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Common Stock” means the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and the Class D Common Stock, collectively.
“Common Units” means the Units that are designated as “Common” Units pursuant to this Agreement and includes the Class A Common Units, the Class B Common Units and the Class C Common Units.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company Interest” means, with respect to any Member or Assignee, such Member’s or Assignee’s, as applicable, entire limited liability company interest in the Company, including such Member’s or Assignee’s, as applicable, share of the profits and losses of the

Company and such Member’s or Assignee’s right to receive Distributions of the Company’s assets.
“Company Minimum Gain” means “partnership minimum gain,” as defined in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).
“Corporate Charter” means the Amended and Restated Certificate of Incorporation of the Corporation including any certificates of designations thereto, as the same may be amended or amended and restated from time to time in accordance with applicable Law.
“Corporate Offer” has the meaning set forth in Section 11.04(a).
“Corporation” has the meaning set forth in the recitals to this Agreement, together with its successors and permitted assigns.
“D&O Indemnitee” has the meaning set forth in Section 6.09(d).
“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as it may be amended from time to time, and any successor thereto.
“Deliverable Common Stock” means (i) with respect to Class C Paired Interests, Class A Common Stock and (ii) with respect to Class D Paired Interests, Class B Common Stock.
“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Book Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by the Manager.
“Disregarded Shares” has the meaning set forth in Section 3.03(a).
“Distribution” means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: (a) any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any dividend or subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units; or (b) any other payment made by the Company to a Member that is not properly treated as a “distribution” for purposes of Section 731, 732, or 733 or other applicable provisions of the Code.
“Distribution Date” means the date upon which any Distribution is made to any Units pursuant to Section 4.01(b).
“Economic Common Stock” means shares of Class A Common Stock and Class B Common Stock.

“Encumbrance” means any security interest, pledge, mortgage, lien or other material encumbrance, except for restrictions arising under applicable securities Laws.
“Equity Plan” means any option, stock, unit, stock unit, appreciation right, phantom equity or other equity or equity-based compensation plan, program, agreement or arrangement, in each case now or hereafter adopted by the Corporation.
“Equity Securities” means (a) Units or other equity interests in the Company or any Subsidiary of the Company (including other classes or series thereof having such relative rights, powers and duties as may from time to time be established by the Manager pursuant to the provisions of this Agreement, including rights, powers and/or duties senior to existing classes and series of Units and other equity interests in the Company or any Subsidiary of the Company), (b) other securities or interests (including evidences of indebtedness) convertible or exchangeable into Units or other equity interests in the Company or any Subsidiary of the Company, and (c) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Company or any Subsidiary of the Company.
“Event of Withdrawal” means the bankruptcy (as set forth in Sections 18-101(1) and Section 18-304 of the Delaware Act) or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company. “Event of Withdrawal” shall not include an event that (a) terminates the existence of a Member for income tax purposes (including (i) a change in entity classification of a Member under Treasury Regulation Section 301.7701-3, (ii) a sale of assets by, or liquidation of, a Member pursuant to an election under Section 336 or 338 of the Code or (iii) merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member) but that (b) does not terminate the existence of such Member under applicable state Law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Company Interests of such trust that is a Member).
“Exchange” has the meaning set forth in Section 11.01.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Exchange Act shall be deemed to include any corresponding provisions of future Law.
“Exchange Agent” has the meaning set forth in Section 11.02(a).
“Exchange Date” means the second Business Day immediately following the receipt of the Notice of Exchange by the Corporation, unless otherwise set forth in the applicable Notice of Exchange, as permitted under Section 11.02(b).
“Exchange Rate” means (a) with respect to Class C Paired Interests, the number of shares of Class A Common Stock for which one Class C Paired Interest is entitled to be Exchanged or (b) with respect to Class D Paired Interests, the number of shares of Class B Common Stock for which one Class D Paired Interest is entitled to be Exchanged. On the date of this Agreement, the Exchange Rate for the purposes of the Class C Paired Interests and Class D Paired Interests shall be one (1), subject to adjustment pursuant to Section 11.03 of this Agreement.
“Exchanging Holder” means a Holder effecting an Exchange pursuant to this Agreement.

“Fair Market Value” means, with respect to any asset, its fair market value determined according to Article XV.
“Family Member” has the meaning set forth in Section 10.02.
“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 8.02.
“Group” means any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Units, including groups of Persons that would be required if the Company is subject to Section 13, 14 or 15(d) of the Exchange Act, Section 13(d) of the Exchange Act to file a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act.
“Highest Member Tax Amount” means the Member receiving the greatest proportionate allocation of taxable income attributable to its ownership of the Company in the applicable tax period (or portion thereof) (including as a result of the application of Section 704(c) of the Code or otherwise), and calculated by multiplying (x) the aggregate taxable income allocated to such Member (excluding the tax consequences resulting from any adjustment under Sections 743(b) and 734(b) of the Code and any guaranteed payment under Section 707(c) of the Code or allocation of income to the Members holding Preferred Units pursuant to section 5.02(b), other than to the extent of such Member’s distributive share of any deduction, decrease in distributive share of net income, or loss of the Company resulting from such payment or allocation pursuant to section 5.02(b), in such applicable taxable period (or portion thereof), and including any losses from prior periods to the extent not previously taken into account to calculate Highest Member Tax Amount with respect to prior periods), by (y) the Tax Rate.
“Holder” means SFS and any other Member holding Units and shares of Class C Common Stock or Class D Common Stock, other than the Corporation.
“Imputed Underpayment Amount” has the meaning set forth in Section 9.01(b).
“Indemnified Person” has the meaning set forth in Section 6.09(a).
“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.
“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.
“Law” means all laws, statutes, ordinances, rules and regulations of the United States, any foreign country and each state, commonwealth, city, county, municipality, regulatory or self-regulatory body, agency or other political subdivision thereof.
“Majority Members” means the Members (which, for the avoidance of doubt, may include the entity that is also the Manager in its capacity as a Member) holding a majority of the Voting Units then outstanding.
“Manager” means the Corporation as the sole “manager” of the Company, and includes any successor thereto designated pursuant to Section 6.04, in its capacity as a manager of the Company. The Manager shall be, and hereby is, designated as a “manager” within the meaning of Section 18-101(12) of the Delaware Act.

“Member” means, as of any date of determination, (a) each Person admitted as a member of the Company pursuant to Section 3.01 and (b) any Person admitted to the Company as a Substituted Member or Additional Member in accordance with Article XII, in each case, in such Person’s capacity as a member of the Company and only so long as such Person is shown on the Company’s books and records, including the Schedule of Members, as the owner of one or more Units.
“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).
“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each “partner nonrecourse debt” (as defined in Treasury Regulation Section 1.704-2(b)(4)) equal to the Company Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulation Section 1.752-1(a)(2)) determined in accordance with Treasury Regulation Section 1.704-2(i)(3).
“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).
“Net Income” and “Net Loss” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):
(iii)any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;
(iv)any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be treated as deductible items;
(v)in the event the Book Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Book Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account, immediately prior to the event giving rise to such adjustment, for purposes of computing Net Income or Net Loss;
(vi)gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;
(vii)in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

(viii)to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a Distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss; and
(ix)notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Sections 5.03 and 5.04 shall not be taken into account in computing Net Income and Net Loss.
The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 5.03 and 5.04 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.
“Non-Economic Common Stock” means shares of Class C Common Stock and Class D Common Stock.
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).
“Notice” has the meaning set forth in Section 16.05.
“Notice of Exchange” has the meaning set forth in Section 11.02(a).
“Oaktree Purchasers” has the meaning set forth in the Support Agreement.
“Officer” has the meaning set forth in Section 6.07(b).
“Original Agreement” has the meaning set forth in the recitals to this Agreement.
“Other Agreements” has the meaning set forth in Section 10.04.
“Paired Interest” means one Class C Paired Interest or one Class D Paired Interest, as applicable.
“Partnership Audit Provisions” means Title XI, Section 1101, of the Bipartisan Budget Act of 2015, P.L. 114-74 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof, and any comparable provisions of state or local tax law).
“Partnership Representative” has the meaning set forth in Section 9.01(a).
“Payment Direction” means, with respect to any amount that would, upon an Exchange, constitute a True-Up Amount, a requirement that such amount be paid to the Oaktree Purchasers or any of their Affiliates pursuant to and in accordance with the terms of the Support Agreement.
“Payment Direction Date” means the date of delivery to the Company of a Payment Direction Notice (as defined in the Support Agreement) in accordance with the terms of the Support Agreement.

“Percentage Interest” means, with respect to any Member holding Common Units, a fractional amount, expressed as a percentage: (a) the numerator of which is the aggregate number of Common Units owned of record thereby and (b) the denominator of which is the aggregate number of Common Units issued and outstanding. The sum of the outstanding Percentage Interests of all Members holding Common Units shall at all times equal one hundred percent (100%).
“Permitted Transfer” has the meaning set forth in Section 10.02.
“Permitted Transferee” means any Person to whom Units were transferred pursuant to a Permitted Transfer.
“Person” means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
“Preferred Units” means the Units that are designated as “Series A-1 Preferred Units” and “Series A-2 Preferred Units” pursuant to this Agreement and, to the extent authorized pursuant to Section 3.03(d) hereof, any additional series of Units authorized and issued.
“Pro rata,” “pro rata portion,” “according to their interests,” “ratably,” “proportionately,” “proportional,” “in proportion to,” “based on the number of Units held,” “based upon the percentage of Units held,” “based upon the number of Units outstanding”, and other terms with similar meanings, when used in the context of a number of Units relative to other Units, means as amongst an individual class or series of Units, pro rata based upon the number of such Units within such class or series of Units.
“Related Party” means the Manager, SFS or any Affiliate or Family Member of the any of the foregoing or of any of their respective Affiliates.
“Revaluation” has the meaning set forth in Section 5.01(c).
“Schedule of Members” has the meaning set forth in Section 3.01(b).
“SEC” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.
“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.
"Senior Notes Indenture" means the indenture dated as of September 16, 2025 pursuant to which the Company issued the 6.250% Senior Notes due 2031, as in effect on the Issue Date.
“Series A Investor Rights Agreement” has the meaning set forth in the Series A-1 Certificate of Designation.
“Series A-1 Preferred Stock” means shares of Series A-1 Preferred Stock of the Corporation.

“Series A-1 Preferred Units” means the Units designated as “Series A-1 Preferred” Units pursuant to this Agreement.
“Series A-2 Preferred Stock” means shares of Series A-2 Preferred Stock of the Corporation.
“Series A-2 Preferred Units” means the Units designated as “Series A-2 Preferred” Units pursuant to this Agreement.
“SFS” has the meaning set forth in the recitals to this Agreement.
“SFS Equityholder” means a direct or indirect holder of equity of SFS.
“Share Exchange” has the meaning set forth in Section 11.01(b).
“Share Settlement” means a number of (a) shares of Class B Common Stock equal to the number of Class B Common Units constituting Exchanged Units or (b) shares of Class A Common Stock equal to the number of Class C Common Units constituting Exchanged Units, as applicable.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, limited partnership, partnership, trust or other entity with respect to which such Person has the power, directly or indirectly through one or more intermediaries, to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or management committee or similar governing body or entity. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.
“Substituted Member” has the meaning set forth in Section 12.01.
“Support Agreement” means the Support Agreement, dated as of August [5], 2026, by the among, the Company and the investors named therein.
“Tax Amount” means the Highest Member Tax Amount divided by the Percentage Interest of the Member described in the definition of “Highest Member Tax Amount”.
“Tax Distribution” means a distribution made by the Company pursuant to Section 4.01(e)(i) or Section 4.01(e)(iii) or a distribution made by the Company pursuant to another provision of Section 4.01 but designated as a Tax Distribution pursuant to Section 4.01(e)(ii).
“Tax Distribution Amount” means, with respect to a Member’s Units, whichever of the following applies with respect to the applicable Tax Distribution, in each case in an amount not less than zero:
(x)With respect to a Tax Distribution pursuant to Section 4.01(e)(i), the excess, if any, of (A) such Member’s required annualized income installment for such estimated payment date under Section 6655(e) of the Code, assuming that (x) such Member is a corporation (which assumption, for the avoidance of doubt, shall not affect the determination of the Tax Rate), (y) Section 6655(e)(2)(C)(ii) is in effect and (z) such Member’s only income is from the Company, which amount shall be calculated based on the projections believed by the Manager in good faith to be, reasonable projections of the product of (1) the Tax Amount and (2) such Member’s Percentage Interest over (B) the aggregate amount of Tax Distributions designated by the Company pursuant to Section 4.01(e)(ii) with respect to such Units since the date of the previous Tax Distribution pursuant to Section 4.01(e)(i) (or if no such Tax Distribution was required to be made, the date such Tax Distribution would have been made pursuant to Section 4.01(e)(i)).
(xi)With respect to the designation of an amount as a Tax Distribution pursuant to Section 4.01(e)(ii), the product of (x) the Tax Amount projected, in the good faith belief of the Manager, during the period since the date of the previous Tax Distribution (or, if more recent, the date that the previous Tax Distribution pursuant to Section 4.01(e)(i) would have been made or, in the case of the first Distribution pursuant to Section 4.01(b), the date of this Agreement) and (y) such Member’s Percentage Interest.
(xii)With respect to an entire Fiscal Year to be calculated for purposes of Section 4.01(e)(iii), the excess, if any, of (A) the product of (x) the Tax Amount for the relevant Fiscal Year and (y) such Member’s Percentage Interest, over (B) the aggregate amount of Tax Distributions (other than Tax Distributions under Section 4.01(e)(iii) with respect to a prior Fiscal Year) with respect to such Units made with respect to such Fiscal Year.
“Tax Rate” means the highest marginal federal, state and local tax rate for an individual or corporation that is resident in Michigan, New York City or California (whichever is higher) applicable to ordinary income, qualified dividend income or capital gains, as appropriate, taking into account the holding period of the assets disposed of and the year in which the taxable net income is recognized by the Company, and taking into account the deductibility of state and local income taxes as applicable at the time for U.S. federal income tax purposes and any limitations thereon including pursuant to Section 68 of the Code or Section 164 of the Code, which Tax Rate shall be the same for all Members.
“Tax Receivable Agreement” means the Tax Receivable Agreement by and between SFS and the Corporation.
“Taxable Year” means the Company’s Fiscal Year as set forth in Section 8.02, which, where the context requires, may include a portion of a Taxable Year established by the Company to the extent permitted or required by Section 706 of the Code.
“Transfer” (and, with correlative meanings, “Transferring” and “Transferred”) means any sale, assignment, transfer, distribution or other disposition thereof, or other conveyance, creation, incurrence or assumption of a legal or beneficial interest therein, or a participation or Encumbrance therein, or creation of a short position in any such security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instrument, whether directly or indirectly, whether voluntarily or by operation of Law, whether in a single transaction or series of related transactions and whether to a single Person or Group (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law), of (a) any interest (legal or beneficial) in any Equity Securities or (b) any equity or other interest (legal or beneficial) in any Member if substantially all of the assets of such Member consist solely of Units.
“Treasury Regulations” mean the regulations promulgated under the Code, as amended from time to time.
“True-Up Amount” means, with respect to a Class B Common Unit or a Class C Common Unit as applicable, comprising the Paired Interest subject to an Exchange or a Payment

Direction, as applicable, an amount calculated, for the period beginning on the date on which such Class B Common Unit or Class C Common Unit, as applicable, first became outstanding and (i) the Exchange Date for such Exchange or (ii) the Payment Direction Date or the Distribution Date, as applicable, for such Payment Direction, as applicable (provided, however, that if the Exchange Date or Payment Direction Date with respect to such Class B Common Unit or Class C Common Unit, as applicable, occurs after a record date is fixed for the making of a Distribution to the Members pursuant to Section 4.01(b), but before the date such Distribution is made, then the Distribution proposed to be so made shall also be deemed to be included within such period), the positive difference between (a) the aggregate Distributions made to the Member holding such Class B Common Unit or Class C Common Unit, as applicable, pursuant to Section 4.01(b) (which, for the avoidance of doubt, means either or both of Section 4.01(b)(i) and Section 4.01(b)(ii)) and (b) the aggregate Distributions that would have been made to the Member holding such Class B Common Unit or Class C Common Unit, as applicable, had all Distributions made pursuant to Section 4.01(b)(ii) (if any), including, for the avoidance of doubt, any Distributions made pursuant thereto by virtue of the limitations set forth in Article XVII, instead been made pursuant to Section 4.01(b)(i) (e.g., to all Members holding Common Units in proportion to their respective Percentage Interest).
“Unit” means a Unit of Company Interest as established pursuant to Section 3.02; provided, however, that any class or series of Units issued shall provide the members of the Company holding such Units with the relative rights, powers and duties in respect of such Units set forth in this Agreement, and the relative rights, powers and duties of the members of the Company holding such class or series of Units, in respect of such Units, shall be determined in accordance with such relative rights, powers and duties. The members of the Company holding Units in a particular class or series of Units shall be treated as a class or series of Members in respect of the relative rights, powers and duties associated with such class or series of Units.
“Unit Certificate” has the meaning set forth in Section 3.05(c).
“Unvested Corporate Shares” means shares of restricted Class A Common Stock issued pursuant to an Equity Plan that are not vested pursuant to the terms thereof or any award or similar agreement relating thereto.
“Vested Corporate Shares” means the shares of Class A Common Stock issued pursuant to an Equity Plan that are vested pursuant to the terms thereof or any award or similar agreement relating thereto.
“Voting Units” means (a) the Common Units and (b) any other class or group of Units designated as “Voting Units” pursuant to this Agreement, the Members holding which are entitled to vote on any matter presented to the Members generally under this Agreement for approval; provided that (i) no vote by the Members holding Voting Units shall have the power to override any action taken by the Manager (unless the prior approval of the Members holding such Voting Units is required for such action), or to remove or replace the Manager, (ii) the Members, in such capacity, have no ability to take part in the conduct or control of the Company’s business, and (iii) notwithstanding any vote by Members under this Agreement, the Manager shall retain exclusive management power over the business and affairs of the Company in accordance with Section 6.01(a).
“Withholding Advances” has the meaning set forth in Section 5.05(b).

ARTICLE II

Organizational Matters
Section 2.01Formation of Company.
(a)Russell Schneider is hereby designated as an “authorized person” within the meaning of the Delaware Act and has executed, delivered and filed the initial Certificate of Formation of the Company with the Secretary of State of the State of Delaware on September 18, 2020. Upon the filing of the initial Certificate of Formation of the Company with the Secretary of State of the State of Delaware on the Formation Date, his or her powers as an “authorized person” ceased and the Manager and each Officer thereupon became designated as an “authorized person” within the meaning of the Delaware Act, and each shall continue as a designated “authorized person” within the meaning of the Delaware Act.
(b)The Company, and the Manager and any Officer, for, in the name of and on behalf of the Company, may perform under and consummate the transactions contemplated by the BCA, and all documents, agreements, certificates or instruments contemplated thereby or related thereto, all without any further act, vote, approval or consent of any Member or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or other applicable Law. The foregoing authorization shall not be deemed a restriction on the Manager or any Officer to enter into any agreements on behalf of the Company otherwise permitted by this Agreement.
Section 2.02Name. The name of the Company shall be “UWM Holdings, LLC”. The Manager in its sole discretion may change the name of the Company at any time and from time to time, which name change shall be effective upon the filing of a Certificate of Amendment of the Certificate of Formation of the Company or an Amended and Restated Certificate of Formation of the Company with the Secretary of State of the State of Delaware and shall not require an amendment to this Agreement. Notification of any such change shall be given to all of the Members and, to the extent practicable, to all of the holders of any Equity Securities of the Company then outstanding. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Manager.
Section 2.03Purpose. The purpose of the Company shall be to engage in any lawful act or activity for which limited liability companies may be organized under the Delaware Act, and engaging in any and all activities necessary or incidental to the foregoing.
Section 2.04Principal Office; Registered Agent. The principal office of the Company shall be at 585 South Blvd E., Pontiac, Michigan 48341, or such other place as the Manager may from time to time designate. The initial registered agent for service of process on the Company in the State of Delaware, and the address of such agent, shall be c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware, 19808. The Manager may from time to time change the Company’s registered agent, and the address of such agent, in the State of Delaware, which change in registered agent and address shall be effective upon the filing of a Certificate of Amendment of the Certificate of Formation of the Company or an Amended and Restated Certificate of Formation of the Company with the Secretary of State of the State of Delaware and shall not require an amendment to this Agreement.
Section 2.05Term. The term of the Company commenced upon the Formation Date and shall continue in existence until termination of the Company in accordance with the provisions of Section 14.04 and the Delaware Act.

Section 2.06No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership or a limited liability partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last three sentences of this Section 2.06, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes. Each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such tax treatment. The Manager shall not take any action that could reasonably be expected to cause the Company to be treated as a corporation for U.S. federal and, if applicable, state and local income tax purposes.
ARTICLE III

Members; Units; Capitalization
Section 3.01Members.
(a)SFS was, upon its execution of a counterpart signature page to the Original Agreement, admitted as a member of the Company effective as of the time of the filing of the initial Certificate of Formation of the Company with the Secretary of State of the State of Delaware, continues to be a member of the Company as of the execution and delivery of this Agreement and shall be listed on the Schedule of Members as of the execution and delivery of this Agreement. The Corporation was, upon its execution of a counterpart signature page to the First Amendment, automatically admitted as a member of the Company effective as of the execution and delivery of the First Amendment and was listed on the Schedule of Members as of the execution and delivery of the First Amendment.
(b)Each Member is deemed to have made a Capital Contribution to the Company in consideration of the issuance of the number of Units set forth opposite such Member’s name on the Schedule of Members.
(c)The Company shall maintain a schedule of Members setting forth: (i) the name and address of each Member; (ii) the aggregate number of outstanding Units and the number and class or series of outstanding Units held by each Member; (iii) the aggregate amount of cash and non-cash Capital Contributions that have been made by each Member with respect to such Member’s Units; (iv) the Fair Market Value of any property other than cash contributed by each Member with respect to such Member’s Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject); and (v) the aggregate amount by which the Manager has adjusted such Member’s Capital Contributions pursuant to the second sentence of the definition thereof (such schedule, the “Schedule of Members”). To the fullest extent permitted by the Delaware Act or other applicable Law and subject to Sections 3.03, 3.04, 3.09 and 3.10, (A) the Schedule of Members shall be the definitive record of the outstanding Units, the ownership of each outstanding Unit and all relevant information with respect to each Member, (B) any reference in this Agreement to the Schedule of Members shall be deemed a reference to the Schedule of Members as amended, updated or amended and restated and as in effect from time to time, and (C) the Company shall be entitled to recognize the exclusive right of a Person registered on the Schedule of Members as the owner of the outstanding Units shown on the Schedule of Members for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof.

(d)Upon any change in the number or ownership of outstanding Units or a change in Members (whether upon an issuance of Units, a conversion of Units into a different number of Units, a reclassification, subdivision, combination or cancellation of Units, a Transfer of Units, a repurchase or redemption or an exchange of Units, a resignation of a Member or otherwise), in each case, in accordance with this Agreement, (i) the Schedule of Members shall automatically be deemed (notwithstanding the failure of the Officers to take the action described in clause (ii) below) to be amended or updated to reflect such change, and (ii) the Officers shall promptly amend, update or amend and restate the Schedule of Members to reflect such change, all without further act, vote, approval or consent of the Manager, Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or any other applicable Law.
(e)No Member shall be required or, except as approved by the Manager pursuant to Section 6.01 and in accordance with the other provisions of this Agreement, permitted to loan any money or property to the Company or borrow any money or property from the Company.
Section 3.02Units.
(a)Each Company Interest shall be represented by “Units”. The Units are comprised solely of Common Units and Series A-1 Preferred Units and Series A-2 Preferred Units,.
(b)Common Units.
(i)The Class A Common Units shall be Common Units issued and held solely by the Corporation and are hereby designated as “Voting Units.” 4,000,000,000 Common Units shall be authorized for issuance by the Company as Class A Common Units.
(ii)The Class B Common Units shall be Common Units issued and held solely by SFS, shall, along with the shares of Class D Common Stock held in tandem with the Class B Common Units, be entitled to shares of Class B Common Stock in Share Settlement and are hereby designated as “Voting Units.” 1,700,000,000 Common Units shall be authorized for issuance by the Company as Class B Common Units.
(iii)The Class C Common Units shall be Common Units issued and held solely by Members other than the Corporation and SFS, shall, along with the shares of Class C Common Stock held in tandem with the Class C Common Units, be entitled to shares of Class A Common Stock in Share Settlement and are hereby designated as “Voting Units.” 1,700,000,000 Common Units shall be authorized for issuance by the Company as Class C Common Units.
(c)Preferred Units.
(i)The Preferred Units shall be issued to and held solely by the Corporation and shall not be “Voting Units” and shall not be entitled to vote on any matter. A total of 1,650,000 Preferred Units shall be authorized for issuance by the Company, divided into two series as follows: 1,500,000 Preferred Units shall be authorized for issuance by the Company as Series A-1 Preferred Units, and 150,000 Preferred Units shall be authorized for issuance by the Company as Series A-2 Preferred Units.

Section 3.03Automatic Conversion of Units.
(a)The Company, the Corporation, the Manager, the Members and any other Person that is a party to or is otherwise bound by this Agreement hereby acknowledges and agrees that it is the intention of this Article III to maintain at all times a one-to-one ratio between (i) the number of outstanding Class A Common Units held by the Corporation and (ii) the number of outstanding shares of Economic Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, (A) Unvested Corporate Shares, (B) treasury shares of the Corporation, (C) non-economic voting shares of the Corporation, such as shares Non-Economic Common Stock, and (D) shares of preferred stock or other debt or equity securities (including warrants, options or rights) issued by the Corporation that are convertible into or exercisable or exchangeable for shares of Economic Common Stock (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, have been contributed by the Corporation to the equity capital of the Company) (clauses (A), (B), (C) and (D), collectively, the “Disregarded Shares”). In the event the Corporation issues shares of Economic Common Stock, transfers or delivers from treasury shares of Economic Common Stock or repurchases or redeems shares of Economic Common Stock, the Company and the Corporation shall undertake all necessary actions (including payments of appropriate consideration by the Corporation to the Company for the issuance to the Corporation of Class A Common Units), such that, after giving effect to all such issuances, transfers or deliveries, repurchases or redemptions, the number of outstanding Class A Common Units owned by the Corporation shall equal, on a one-for-one basis, the number of outstanding shares of Economic Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, the Disregarded Shares.
(b)In the event that the Corporation shall effect a reclassification, subdivision, combination or cancellation of outstanding shares of Economic Common Stock (including a subdivision effected by the Corporation declaring and paying a dividend of Economic Common Stock on outstanding shares of Economic Common Stock), then the number of outstanding Class A Common Units shall automatically be reclassified, subdivided, combined or cancelled in the same manner such that, after giving effect to such reclassification, subdivision, combination or cancellation, the number of outstanding Class A Common Units owned by the Corporation shall equal, on a one-for-one basis, the number of outstanding shares of Economic Common Stock, disregarding for such purposes, the Disregarded Shares, all without further act, vote, approval or consent of the Manager, the Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or any other applicable Law. In the event that the Corporation shall effect a reclassification, subdivision, combination or cancellation of outstanding shares of Series A-1 Preferred Stock, in each case to the extent permitted pursuant to the Series A-1 Certificate of Designation, then the number of outstanding Series A-1 Preferred Units shall automatically be reclassified, subdivided, combined or cancelled in the same manner such that, after giving effect to such reclassification, subdivision, combination or cancellation, the number of outstanding Series A-1 Preferred Units owned by the Corporation shall equal, on a one-for-one basis, the number of outstanding shares of Series A-1 Preferred Stock, disregarding for such purposes, any treasury shares of the Corporation, all without further act, vote, approval or consent of the Manager, the Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or any other applicable Law. In the event that the Corporation shall effect a reclassification, subdivision, combination or cancellation of outstanding shares of Series A-2 Preferred Stock, in each case to the extent permitted pursuant to the Certificates of Designations, then the number of outstanding Series A-2 Preferred Units shall automatically be reclassified, subdivided, combined or cancelled in the same manner such that, after giving effect to such reclassification, subdivision, combination or cancellation, the number of outstanding Series A-2 Preferred Units owned by the Corporation shall equal, on a one-for-one basis, the number of outstanding shares of Series A-2 Preferred Stock, disregarding for such purposes, any treasury shares of the Corporation, all without further act, vote, approval or consent of the Manager, the Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or any other applicable Law.
(c)In the event that the Corporation shall issue additional shares of Economic Common Stock, or transfer or deliver from treasury additional shares of Economic Common Stock (including shares issued in respect of preferred stock or other debt or equity securities that are convertible into or exercised for shares of Common Stock), in each case, for cash or other consideration (other than pursuant to Article XI of this Agreement), then the Corporation shall contribute such consideration to the Company as a Capital Contribution and the Company shall issue a number of Class A Common Units to the Corporation that is equal to the number of shares of Economic Common Stock so issued, transferred or delivered, all without further act, vote, approval or consent of the Manager, the Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or any other applicable Law.
(d)The Company, the Corporation, the Manager, the Members and any other Person that is a party to or is otherwise bound by this Agreement hereby acknowledges and agrees that it is the intention of this Article III to maintain at all times a one-to-one ratio between (i) the number of outstanding Series A-1 Preferred Units and Series A-2 Preferred Units held by the Corporation and (ii) the number of outstanding shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, respectively, in each case, disregarding, for purposes of maintaining such one-to-one ratio, treasury shares of the Corporation. In the event the Corporation issues shares of preferred stock to the extent permitted under the Certificates of Designations, transfers or delivers from treasury shares of preferred stock or repurchases or redeems shares of the Corporation’s preferred stock to the extent permitted under the Certificates of Designations, the Company and the Corporation shall undertake all actions, if requested or directed by the Manager, such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the Corporation holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) Units in the Company which (in the good faith determination by the Manager) are in the aggregate substantially equivalent in all respects to the outstanding shares of preferred stock of the Corporation so issued, transferred, delivered, repurchased or redeemed. In the event the Corporation authorizes the creation of a new series of preferred stock, designated "Series A-3 Preferred Stock" in accordance with the provision of the Backstop Agreement, then the Company, the Corporation and Manager shall undertake all actions directed by the Manager and consent to in writing by the Oaktree Purchasers, such that, after giving effect to all such issuance, the Corporation holds Preferred Units in the Company which (in the good faith determination by the Manager and the Oaktree Purchasers) are in the aggregate substantially equivalent in all respect to the outstanding shares of preferred stock of the Corporation so issued.
(e)The Company shall not undertake any subdivision (by any Class A Common Unit split, Class A Common Unit distribution, reclassification, recapitalization or similar event) or combination (by reverse Class A Common Unit split, reclassification, recapitalization or similar event) of outstanding Class A Common Units owned by the Corporation that is not accompanied by an identical reclassification, subdivision, combination or cancellation of outstanding shares of Economic Common Stock in order to maintain at all times a one-to-one ratio between (i) the number of Class A Common Units owned by the Corporation and (ii) the shares of Economic Common Stock, disregarding for such purpose, the Disregarded Shares, unless such reclassification, subdivision, combination or cancellation is necessary to maintain at all times a one-to-one ratio between the number of Class A Common Units owned by the Corporation and the shares of Economic Common Stock, disregarding for such purpose, the Disregarded Shares. The Company shall not undertake any subdivision (by any Preferred Unit split, Preferred Unit distribution, reclassification, recapitalization or similar event) or combination (by reverse Preferred Unit split, reclassification, recapitalization or similar event) of outstanding Preferred Units owned by the Corporation that is not accompanied by an identical reclassification, subdivision, combination or cancellation of outstanding shares of Series A-1 Preferred Stock and/or Series A-2 Preferred Stock in order to maintain at all times a one-to-one ratio between (i) the number of Series A-1 Preferred Units and Series A-2 Preferred Units owned by the Corporation and (ii) the shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, respectively, in each case, disregarding for such purpose, any treasury shares of the Corporation, unless such reclassification, subdivision, combination or cancellation is necessary to maintain at all times a one-to-one ratio between the number of Series A-1 Preferred Units and Series A-2 Preferred Units, respectively owned by the Corporation and the shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, respectively, in each case, disregarding for such purpose, any treasury shares of the Corporation.
(f)Notwithstanding anything in this Agreement to the contrary, the Company, and the Manager, for, in the name of and on behalf of the Company, shall only be permitted to issue additional Units or other Equity Securities in the Company to the Persons and on the terms and conditions provided for in this Section 3.03, Section 3.09, Section 3.10 and Article XVII. This Section 3.03(f) shall not restrict the Company from causing a Subsidiary of the Company to issue Equity Securities of such Subsidiary; provided that for so long as any Series A-1 Preferred Units remain outstanding any such issuance shall be subject to the restrictions set forth in Article XVII.
Section 3.04Repurchase or Redemption of Shares of Economic Common Stock. If, at any time, any outstanding shares of Economic Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by the Corporation for cash, then a corresponding number of Class A Common Units held by the Corporation shall automatically be redeemed for cash at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Economic Common Stock being repurchased or redeemed by the Corporation (plus any expenses related thereto) and upon such other terms as are the same for the shares of Economic Common Stock being repurchased or redeemed by the Corporation, all without further act, vote, approval or consent of the Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or other applicable Law, and the Corporation shall surrender any certificates representing the Class A Common Units so redeemed to the Company duly endorsed in blank. Notwithstanding anything in this Agreement to the contrary, the Company shall not make any repurchase or redemption if such repurchase or redemption would violate any applicable Law or the Manager otherwise has notified the Corporation that the Company does not have funds available for such repurchase or redemption.
Section 3.05Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.
(a)Units shall not be certificated unless otherwise determined by the Manager. If the Manager determines that one or more classes or series of Units shall be certificated, each such certificate shall be signed by or in the name of the Company, by the Chief Executive Officer or any other officer designated by the Manager and represent the number of the class or series of Units held by such holder. Except with respect to each Unit elected to be treated as a “security” as provided in Section 3.05(b), such certificate shall be in such form (and shall contain such legends) as the Manager may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the fullest extent permitted by applicable Law. The Manager agrees that it shall not elect to treat any class or series of Units that is “certificated” pursuant to this Section 3.05(a) as a “security” within the meaning of Article 8 of the Uniform Commercial Code of any applicable jurisdiction unless thereafter all Units of such class or series of Units then outstanding are represented by one or more certificates.
(b)If any class or series of Units are “certificated” pursuant to Section 3.05(a), the Manager may elect to treat each Unit as a “security” within the meaning of, and governed by (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 and the Company shall have “opted-in” to such provisions for the purposes of the Uniform Commercial Code. The Units shall not be considered a “security” for any other purpose unless otherwise expressly provided in this Agreement.
(c)If the Manager authorizes the Company to issue “certificates” with respect to a class or series of Units pursuant to Section 3.05(a) and elects to treat such class or series of Units as “securities” as provided in Section 3.05(b), then the Company shall maintain books for the purpose of registering the transfer of such class or series of Units (which books and records may be the Schedule of Members) and, notwithstanding anything in this Agreement to the contrary, the transfer of any Unit of such class or series shall require the delivery of an endorsed certificate and any transfer of any Unit of such class or series shall not be deemed effective until the transfer is registered in the books and records of the Company (which books and records may be the Schedule of Members). If the Manager authorizes the Company to issue certificates as provided in Section 3.05(a) and elects to treat such class or series of Units as “securities” as provided in Section 3.05(b), then a Unit of the relevant class or series shall be represented by a certificate substantially in the form attached hereto as Exhibit B a “Unit Certificate”, and shall contain substantially the following legend: “THE TRANSFER OF THIS CERTIFICATE AND THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED HEREBY IS RESTRICTED AS PROVIDED IN THE THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF UWM HOLDINGS, LLC ENTERED INTO EFFECTIVE AS OF AUGUST [5], 2026, AS THE SAME MAY BE AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME.”
(d)If Units are certificated, the Manager may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon delivery to the Manager of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Manager may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.
Section 3.06Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).
Section 3.07No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.
Section 3.08Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. Subject to the provisions of Section 3.01(e), the amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

Section 3.09Corporation Stock Incentive Plans.
(a)Nothing in this Agreement shall be construed or applied to preclude or restrain the Corporation from adopting, implementing, modifying or terminating any Equity Plan or from issuing Vested Corporate Shares or Unvested Corporate Shares. The Corporation may implement any Equity Plans and any actions taken under such Equity Plans (such as the grant or exercise of options to acquire shares of Class A Common Stock or the issuance of Unvested Corporate Shares), in a manner determined by the Corporation, in accordance with this Section 3.09. The Members, the Manager, the Corporation and any other Person that is a party to or is otherwise bound by this Agreement hereby acknowledge and agree that, in the event that an Equity Plan is adopted, implemented, modified or terminated by the Corporation in a manner that is not in accordance with this Section 3.09, amendments to this Section 3.09 may become necessary or advisable and may be effected by the Manager in good faith without further act, vote, approval or consent of the Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or other applicable Law. In the event that shares of Class A Common Stock issued by the Corporation under an Equity Plan become vested pursuant to the terms thereof or any award or similar agreement relating thereto, then the number of outstanding Class A Common Units owned by the Corporation shall automatically be converted into and become that number of outstanding Class A Common Units that would result if a corresponding number of outstanding Class A Common Units were issued to the Corporation, such that the number of outstanding Class A Common Units owned by the Corporation shall equal, on a one-for-one basis, the number of outstanding shares of Class A Common Stock, disregarding for such purposes, the Disregarded Shares, all without further act, vote, approval or consent of the Manager, the Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or any other applicable Law.
(b)For accounting and tax purposes, the Manager may cause the Company to take the following actions in connection with equity-based awards granted pursuant to an Equity Plan:
(i)in the event that the Corporation incurs any compensation expense in connection with any such award granted to an individual directly or indirectly employed by, or engaged to provide services to, the Corporation as consideration for such employment or services, then the Company may, without duplication of any reimbursement made pursuant to Section 6.06, reimburse or be deemed to reimburse the Corporation for a portion of the compensation expense equal to the amount includible in the taxable income of such individual; and
(ii)at the time any Class A Common Units are issued to the Corporation in accordance with Section 3.03 in connection with any such award granted to an individual who is directly or indirectly employed by, or engaged to provide services to, the Company or any of its Subsidiaries as consideration for such employment or services, then the Company or its applicable Subsidiary may be deemed to (A) purchase a number of shares of Class A Common Stock equal to the number of Common Units issued from the Corporation for their Fair Market Value and (B) transfer the shares of Class A Common Stock includible in such individual’s taxable income to such individual as compensation.
(c)At the time any Class A Common Units are issued to the Corporation in accordance with Section 3.03 in connection with equity-based awards granted pursuant to an Equity Plan, the Corporation shall be deemed to have made a Capital Contribution in exchange for such Class A Common Units in an amount equal to (i) the number of Class A Common Units issued multiplied by (ii) the Fair Market Value of a share of Class A Common Stock on the date upon which the event triggering the issuance of such Class A Common Units occurred; provided that, where applicable, the Company shall be deemed to have contributed such amount to the capital of the Subsidiary that is the recipient of the award holder’s employment or services.
Section 3.10Dividend Reinvestment Plan, Cash Option Purchase Plan, Equity Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received or deemed received by the Corporation in respect of any dividend reinvestment plan, cash option purchase plan, Equity Plan, stock incentive or other stock or subscription plan or agreement (other than any amounts received in order to satisfy any tax obligations), either (a) shall be utilized by the Corporation to effect open market purchases of shares of Class A Common Stock, or (b) if the Corporation elects instead to issue new shares of Class A Common Stock with respect to such amounts, shall be contributed by the Corporation to the Company in exchange for additional Class A Common Units. Upon such contribution, the Company will issue to the Corporation a number of Class A Common Units equal to the number of new shares of Class A Common Stock so issued.
ARTICLE IV

Distributions
Section 4.01Distributions.
(a)Distributions Generally. Except as otherwise provided in Section 14.02 and subject to Article XVII, Distributions (other than distributions made with respect to the Preferred Units pursuant to Article XVII) shall be made to the Members holding Common Units as set forth in this Section 4.01, at such times and in such amounts as the Manager, in its sole discretion, shall determine. Notwithstanding anything in this Agreement to the contrary, the Company shall not make any Distribution to any Member on account of any Company Interest if such Distribution would violate any applicable Law.
(b)Distributions to the Members. Subject to Section 4.01(e) and Article XVII, at such times and in such amounts as the Manager, in its sole discretion, shall determine, Distributions in cash shall be made to the Members holding, as determined in the sole discretion of the Manager (but, for the avoidance of doubt, subject to compliance with Article XVII for so long as any Preferred Units remain outstanding), (i) Common Units in proportion to their respective Percentage Interests in the Common Units or (ii) Class A Common Units, Class B Common Units and/or Class C Common Units, as applicable, on such basis as determined in the sole discretion of the Manager (but, for the avoidance of doubt, subject to compliance with Article XVII for so long as any Preferred Units remain outstanding), provided that (A) any such Distribution to the Members holding Class A Common Units shall be made in proportion to the number of Class A Common Units held by all Members holding Class A Common Units, (B) any such Distribution to the Members holding Class B Common Units shall be made in proportion to the number of Class B Common Units held by all Members holding Class B Common Units and (C) any such Distribution to the Members holding Class C Common Units shall be made in proportion to the number of Class C Common Units held by all Members holding Class C Common Units.
(c)Distributions to the Corporation. Notwithstanding the provisions of Section 4.01(b), the Manager, in its sole discretion, may authorize that (i) cash be paid to the Corporation (which payment shall be made without pro rata Distributions to the other Members) in exchange for the redemption, repurchase or other acquisition of shares of Economic Common Stock in accordance with Section 3.04 to the extent that such cash payment is used to redeem, repurchase or otherwise acquire an equal number of Units held by the Corporation and (ii) to the extent that the Manager determines that expenses or other obligations of the Corporation are related to its role as the Manager or the business and affairs of the Corporation that are conducted through the Company or any of the Company’s direct or indirect Subsidiaries, cash (and, for the avoidance of doubt, only cash) Distributions may be made to the Corporation (which Distributions shall be made without pro rata Distributions to the other Members) in amounts required for the Corporation to pay (A) operating, administrative and other similar costs incurred by the Corporation, including payments in respect of indebtedness of the Company and preferred stock, to the extent the proceeds are used or will be used by the Corporation to pay expenses or other obligations described in this clause (ii) (in either case only to the extent economically equivalent indebtedness of the Company or Equity Securities of the Company were not issued to the Corporation), payments representing interest with respect to payments not made when due under the terms of the Tax Receivable Agreement and payments pursuant to any legal, tax, accounting and other professional fees and expenses (but, for the avoidance of doubt, excluding any tax liabilities of the Corporation), (B) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, the Corporation, (C) fees and expenses (including any underwriters discounts and commissions) related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by the board of directors of the Corporation and (D) other fees and expenses in connection with the maintenance of the existence of the Corporation (including any costs or expenses associated with being a public company listed on a national securities exchange). For the avoidance of doubt, Distributions made under this Section 4.01(c) may not be used to pay or facilitate dividends or distributions on the Common Stock and must be used solely for one of the express purposes set forth under clause (i) or (ii) of the immediately preceding sentence.
(d)Distributions in Kind. Any Distributions in kind shall be made to the extent permitted by Article XVII at such times and in such amounts as the Manager, in its sole discretion, shall determine based on their Fair Market Value as determined by the Manager in the same proportions as if distributed in accordance with Section 4.01(b)(i). For the purposes of this Section 4.01(d), if any such Distribution in kind includes securities, Distributions to the Members shall be deemed proportionate notwithstanding that the securities distributed to holders of Common Units that are included in Paired Interests with shares of Class D Common Stock have not more than ten times the voting power of any securities distributed to holders of Common Units that are included in Paired Interests with shares of Class C Common Stock, so long as such securities issued to the holders of Common Units that are included in Paired Interests with shares of Class D Common stock remain subject to automatic conversion on terms no more favorable to such holders than those set forth in Article IV, Section (4)(j) of the Corporate Charter.
(e)Tax Distributions.
(i)Notwithstanding any other provision of this Section 4.01(e) to the contrary, to the fullest extent permitted by applicable Law and consistent with the Company’s obligations to its creditors as reasonably determined by the Manager, the Company shall make Distributions in cash by wire transfer of immediately available funds pursuant to this Section 4.01(e)(i) to the Members with respect to their Units in proportion to their respective Percentage Interests, at least two Business Days prior to the date on which any U.S. federal estimated tax payments are due for corporations or individuals (whichever is earlier), in an amount that in the Manager’s discretion allows each Member to satisfy its tax liability with respect to its Units, up to such Member’s Tax Distribution Amount, if any; provided that the Manager shall have no liability to any Member in connection with any underpayment of estimated taxes, so long as Distributions in cash are made in accordance with this Section 4.01(e)(i) and the Tax Distribution Amounts are determined as provided in paragraph (i) of the definition of Tax Distribution Amount.

(ii)On any date that the Company makes a Distribution to the Members with respect to their Units under a provision of Section 4.01 other than this Section 4.01(e), if the Tax Distribution Amount is greater than zero, the Company shall designate all or a portion of such Distribution as a Tax Distribution with respect to a Member’s Units to the extent of the Tax Distribution Amount with respect to such Member’s Units as of such date (but not to exceed the amount of such Distribution). For the avoidance of doubt, such designation shall be performed with respect to all Members with respect to which there is a Tax Distribution Amount as of such date.
(iii)Notwithstanding any other provision of this Section 4.01 to the contrary, if the Tax Distribution Amount for such Fiscal Year is greater than zero, to the fullest extent permitted by applicable Law and consistent with the Company’s obligations to its creditors as reasonably determined by the Manager, the Company shall make additional Distributions in cash under this Section 4.01(e)(iii) in an amount that in the Manager’s discretion allows each Member to satisfy its tax liability with respect to the Units, up to such Tax Distribution Amount for such Fiscal Year as soon as reasonably practicable after the end of such Fiscal Year (or as soon as reasonably practicable after any event that subsequently adjusts the taxable income of such Fiscal Year).
(iv)Under no circumstances shall Tax Distributions reduce the amount otherwise distributable to any Member pursuant to this Section 4.01 (other than this Section 4.01(e)) after taking into account the effect of Tax Distributions on the amount of cash or other assets available for Distribution by the Company.
(f)Assignment. SFS Equityholders shall have the right to assign the right to receive any portion of the amounts distributable or otherwise payable to such SFS Equityholder pursuant to Section 4.01(b) to (i) any Permitted Transferee of Common Units, the right to receive any portion of the amounts distributable or otherwise payable to such SFS Equityholder pursuant to Section 4.01(b) and (ii) such other third-party as may be approved by the Manager, subject to the restrictions set forth in the Support Agreement. For the purposes of this Section 4.01(f), the Manager shall have deemed to have consented to the assignment contemplated by the Security Documents (as defined in the Series A-1 Certificate of Designation, the “Security Documents”).
ARTICLE V

Capital Accounts; Allocations; Tax Matters
Section 5.01Capital Accounts.
(a)Maintenance of Capital Accounts. The Company shall maintain a Capital Account for each Member on the books of the Company in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such provisions, the following provisions:
(i)Each Member listed on the Schedule of Members shall be credited with the Business Combination Date Capital Account Balance set forth on the Schedule of Members. The Officers shall amend, update or amend and restate the Schedule of Members after the closing of the Business Combination and from time to time to reflect adjustments to the Members’ Capital Accounts made in accordance with Sections 5.01(a)(ii), 5.01(a)(iii), 5.01(a)(iv), 5.01(c) or otherwise, all without further act, vote, approval or consent of the Manager, Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or any other applicable Law.

(ii)To each Member’s Capital Account there shall be credited: (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Net Income and any item in the nature of income or gain that is allocated pursuant to Section 5.02 and (C) the amount of any Company liabilities assumed by such Member or that are secured by any property distributed to such Member.
(iii)To each Member’s Capital Account there shall be debited: (A) the amount of money and the Book Value of any property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Net Loss and any items in the nature of expenses or losses that are allocated to such Member pursuant to Section 5.02 and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.
(iv)In determining the amount of any liability for purposes of subparagraphs (ii) and (iii) above there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.
The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Manager shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are maintained (including debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or the Members), the Manager may make such modification so long as such modification will not have any effect on the amounts distributed to any Person pursuant to Article XIV upon the dissolution of the Company. The Manager also shall (i) make any adjustments that are necessary or appropriate to maintain equality between Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).
(b)Succession to Capital Accounts. In the event any Person becomes a Substituted Member in accordance with the provisions of this Agreement, such Substituted Member shall succeed to the Capital Account of the former Member to the extent such Capital Account relates to the Units transferred.
(c)Adjustments of Capital Accounts. The Company shall revalue the Capital Accounts of the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (a “Revaluation”) at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for one or more Units; (ii) the Distribution by the Company to a Member of more than a de minimis amount of property in respect of one or more Units; (iii) the issuance by the Company of more than a de minimis amount of Units as consideration for the provision of services to or for the benefit of the Company (as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii)); and (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interest of the Members.

(d)No Member shall be entitled to withdraw capital or receive Distributions except as specifically provided in this Agreement. A Member shall, to the fullest extent permitted by applicable Law, have no obligation to the Company, to any other Member or to any creditor of the Company to restore any negative balance in the Capital Account of such Member. Except as expressly provided elsewhere in this Agreement, no interest shall be paid on the balance in any Member’s Capital Account.
(e)Whenever it is necessary for purposes of this Agreement to determine a Member’s Capital Account on a per Unit basis, such amount shall be determined by dividing the Capital Account of such Member attributable to the applicable class of Units held of record by such Member by the number of Units of such class held of record by such Member.
Section 5.02Allocations.
(a)Except as otherwise provided in this Agreement, and after giving effect to the special allocations set forth in Sections 5.03 and 5.04, Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company shall be allocated among the Capital Accounts of the Members pro rata in accordance with their respective Percentage Interests. Notwithstanding the foregoing, the Manager shall make such adjustments to Capital Accounts as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a Member’s interest in the Company.
(b)The Manager shall have discretion, but shall not be required, to allocate individual items of income or gain of the Company to the Members holding Preferred Units resulting from, or to treat as a guaranteed payment pursuant to Section 707(c) of the Code, any distribution under Section 17.04 or redemption under Section 17.05.
(c)Any deduction attributable to a payment referred to in Section 5.02(b) shall be allocated by the Manager among the Members of the Company in such manner as it deems appropriate; provided, that, such allocation is consistent with the Code and Regulations.
Section 5.03Special Allocations.
(a)The following special allocations shall be made in the following order:
(i)Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the immediately preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.03(a)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(ii)Member Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.03(a)(ii) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(iii)Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or Distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as promptly as possible; provided that an allocation pursuant to this Section 5.03(a)(iii) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.03(a)(iii) were not in the Agreement.
(iv)Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in a manner determined by the Manager consistent with Treasury Regulations Sections 1.704-2(b) and 1.704-2(c).
(v)Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(j)(1).
(vi)Section 754 Adjustments. (A) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a Distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases the basis of such asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income and Net Loss, and further (B) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a Distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to such Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such Distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(b)Curative Allocations. The allocations set forth in Section 5.03(a)(i) through Section 5.03(a)(vi) and Section 5.03(c) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.03(b). Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 5.02 and 5.03.
(c)Loss Limitation. Net Loss (or individual items of loss or deduction) allocated pursuant to Sections 5.02 and 5.03 hereof shall not exceed the maximum amount of Net Loss (or individual items of loss or deduction) that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Loss (or individual items of loss or deduction) pursuant to Sections 5.02 and 5.03 hereof, the limitation set forth in this Section 5.03(c) shall be applied on a Member by Member basis and Net Loss (or individual items of loss or deduction) not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Net Loss to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). Any reallocation of Net Loss pursuant to this Section 5.03(c) shall be subject to chargeback pursuant to the curative allocation provision of Section 5.03(b).
Section 5.04Other Allocation Rules.
(a)Interim Allocations Due to Percentage Adjustment. If a Percentage Interest is the subject of a Transfer or the Members’ Company Interest changes pursuant to the terms of the Agreement during any Fiscal Year, the amount of Net Income and Net Loss (or items thereof) to be allocated to the Members for such entire Fiscal Year shall be allocated to the portion of such Fiscal Year which precedes the date of such Transfer or change (and if there shall have been a prior Transfer or change in such Fiscal Year, which commences on the date of such prior Transfer or change) and to the portion of such Fiscal Year which occurs on and after the date of such Transfer or change (and if there shall be a subsequent Transfer or change in such Fiscal Year, which precedes the date of such subsequent Transfer or change), in accordance with a pro rata allocation unless the Manager elects to use an interim closing of the books, and the amounts of the items so allocated to each such portion shall be credited or charged to the Members in accordance with Sections 5.02 and 5.03 as in effect during each such portion of the Fiscal Year in question. Such allocation shall be in accordance with Section 706 of the Code and the regulations thereunder and made without regard to the date, amount or receipt of any Distributions that may have been made with respect to the transferred Percentage Interest to the extent consistent with Section 706 of the Code and the regulations thereunder. As of the date of such Transfer, the Permitted Transferee shall succeed to the Capital Account of the Transferor with respect to the transferred Units.
(b)Tax Allocations; Code Section 704(c). For U.S. federal, state and local income tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the Members in accordance with the allocations of the corresponding items for Capital Account purposes under Sections 5.02 and 5.03, except that in accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company and with respect to reverse Code Section

704(c) allocations described in Treasury Regulations 1.704-3(a)(6) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its initial Book Value or its Book Value determined pursuant to Treasury Regulation 1.704-1(b)(2)(iv)(f) (computed in accordance with the definition of Book Value) using the traditional allocation method under Treasury Regulation 1.704-3(b) (unless the Manager receives the prior written consent of the Members holding a majority of the Class B Common Units to use a different method permitted in Treasury Regulation Section 1.704-3(c), including, without limitation, the traditional method with curative allocation to be made only upon a sale or other distribution of Company property). Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.04(e), Section 704(c) of the Code (and the principles thereof), and Treasury Regulation 1.704-1(b)(4)(i) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss, other items, or Distributions pursuant to any provision of this Agreement.
(c)Modification of Allocations. The allocations set forth in Sections 5.02, 5.03 and 5.04 are intended to comply with certain requirements of the Treasury Regulations. Notwithstanding the other provisions of this Article V, the Manager shall be authorized to make, in its reasonable discretion, appropriate amendments to the allocations of Net Income and Net Loss (and to individual items of income, gain, loss, deduction and credit) pursuant to this Agreement (i) in order to comply with Section 704 of the Code or applicable Treasury Regulations, (ii) to allocate properly Net Income and Net Loss (and individual items of income, gain, loss, deduction and credit) to those Members that bear the economic burden or benefit associated therewith and (iii) to cause the Members to achieve the objectives underlying this Agreement as reasonably determined by the Manager.
Section 5.05Withholding.
(a)Tax Withholding.
(i)If requested by the Manager, each Member shall, if able to do so, deliver to the Manager: (A) an affidavit in form satisfactory to the Company that the applicable Member (or its partners or members, as the case may be) is not subject to withholding under the provisions of any applicable Law; (B) any certificate that the Company may reasonably request with respect to any such Laws; or (C) any other form or instrument reasonably requested by the Company relating to any Member’s status under such Law. In the event that a Member fails or is unable to deliver to the Company an affidavit described in subclause (A) of this clause (i), the Company may withhold amounts from such Member in accordance with Section 5.05(b).
(ii)After receipt of a written request of any Member, the Manager shall provide such information to such Member and take such other lawful action as may be reasonably necessary to assist such Member in making any necessary filings, applications or elections to obtain any available exemption from, or any available refund of, any withholding imposed by any foreign taxing authority with respect to amounts distributable or items of income allocable to such Member hereunder to the extent not adverse to the Company or any other Member. In addition, the Manager shall, at the request of any Member, make or cause to be made (or cause the Company to make) any such filings, applications or elections; provided that any such requesting Member shall cooperate with the Company, with respect to any such filing, application or election to the extent reasonably determined by the Manager and that any filing fees, taxes or other out-of-pocket expenses reasonably incurred and related thereto shall be paid and borne by such requesting Member or, if there is more than one requesting Member, by such requesting Members in accordance with their relative Percentage Interests.
(b)Withholding Advances. To the extent the Company is required by applicable Law to withhold or to make tax payments on behalf of or with respect to any Member (e.g., backup withholding) (“Withholding Advances”), the Company may withhold such amounts and make such tax payments as so required.
(c)Repayment of Withholding Advances. All Withholding Advances made on behalf of a Member, plus interest thereon at a rate equal to the Base Rate as of the date of such Withholding Advances plus two percent (2.0%) per annum, shall (i) be paid on demand by the Member on whose behalf such Withholding Advances were made (it being understood that no such payment shall increase such Member’s Capital Account), or (ii) with the consent of the Manager and the affected Member be repaid by reducing the amount of the current or next succeeding Distribution or Distributions that would otherwise have been made to such Member or, if such Distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Whenever repayment of a Withholding Advance by a Member is made as described in clause (ii) of this Section 5.05(c), for all other purposes of this Agreement such Member shall be treated as having received all Distributions (whether before or upon any dissolution or liquidation of the Company) unreduced by the amount of such Withholding Advance and interest thereon.
(d)Withholding Advances — Reimbursement of Liabilities. Each Member hereby agrees to reimburse the Company for any liability with respect to Withholding Advances (including interest thereon) required or made on behalf of or with respect to such Member (including penalties imposed with respect thereto).
ARTICLE VI

Management
Section 6.01Authority of Manager.
(a)Except for situations in which the approval of any Member(s) or the Requisite Series A-1 Investor Majority is specifically required by the Delaware Act or this Agreement, (i) the business and affairs of the Company shall be managed exclusively by or under the direction of the Manager, and (ii) the Manager shall conduct, direct and exercise full control over all activities of the Company. Except as otherwise expressly provided for in this Agreement, the Members hereby consent to the exercise by the Manager of all such powers and rights conferred by the Delaware Act with respect to the management and control of the Company. The initial Manager shall be the Corporation.
(b)The Manager shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, reorganization or other combination of the Company with or into another entity, all without further act, vote, approval or consent of the Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or any other applicable Law; provided, that, for the avoidance of doubt, nothing herein shall alter in any respect any rights under the Corporation’s organizational documents or applicable Law of a stockholder or stockholders of the Corporation to approve such sale, lease, exchange or other disposition or a Member, in its capacity as a holder of shares of the Corporation, to vote such shares in connection therewith.

Section 6.02Actions of the Manager. The Manager may authorize any Officer or other Person or Persons to act on behalf of the Company pursuant to Section 6.07.
Section 6.03Resignation; Removal. The Manager may resign at any time by giving written notice to the Members. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Members, and the acceptance of the resignation shall not be necessary to make it effective. The Manager may be removed at any time by the Corporation.
Section 6.04Vacancies. Vacancies in the position of Manager occurring for any reason shall be filled by the Corporation.
Section 6.05Transactions Between Company and Manager. To the extent permitted under the Series A-1 Certificate of Designation and the Series A Investor Rights Agreement (for so long as any Series A-1 Preferred Units remain outstanding), the Manager may cause the Company to contract and deal with the Manager, or any Affiliate of the Manager; provided such contracts and dealings are on terms comparable to those available to the Company from others dealing with the Company at arm’s length or are approved by the Majority Members.
Section 6.06Reimbursement for Expenses
. The Manager shall not be compensated for its services as Manager except as expressly provided in this Agreement. To the extent practicable, expenses incurred by the Manager on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to the Manager or any of its Affiliates by the Company pursuant to this Section 6.06 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code and shall not be treated as Distributions for purposes of computing the Members’ Capital Accounts.
Section 6.07Delegation of Authority.
(a)The Manager may, from time to time, delegate to one or more Officers or other Persons such authority and duties as the Manager may deem advisable. The salaries or other compensation, if any, of agents of the Company (other than the Officers) shall be fixed from time to time by the Manager, subject to the other provisions in this Agreement.
(b)The day-to-day business and operations of the Company shall be overseen and implemented, subject to the supervision and direction of the Manager, by officers of the Company having such titles (including “chief executive officer,” “president,” “chief financial officer,” “chief operating officer,” “vice president,” “secretary,” “assistant secretary,” “treasurer” or assistant treasurer”) as the Manager may deem advisable (each, an “Officer” and collectively, the “Officers”). Each Officer shall be appointed by the Manager and shall hold office until his or her successor shall be duly designated and qualified or until his or her death or until he or she shall resign or shall have been removed by the Manager. Any one individual may hold more than one office. Subject to the other provisions in this Agreement, the salaries or other compensation, if any, of the Officers shall be fixed from time to time by the Manager. The authority and responsibility of the Officers shall include, but not be limited to, such duties as the Manager may, from time to time, delegate to them and the carrying out of the Company’s business and affairs on a day-to-day basis. Effective as of the execution and delivery of this Agreement, the Manager hereby removes the existing Officers from their respective offices and hereby appoints each of the individuals listed on Exhibit C to the office or offices set forth next to his or her name. Following the date hereof, the Manager may remove, replace or change any such Officers listed on Exhibit C in accordance with Section 6.07(b) (and Exhibit C need not be amended to reflect any such removal, replacement or change with respect to the Officers of the Company).
Section 6.08Duties; Limitation of Liability.
(a)Notwithstanding anything in this Agreement to the contrary, the Manager and each Officer shall have the fiduciary duties of loyalty and care the same as a director and an officer, respectively, of a corporation organized under the General Corporation Law of the State of Delaware.
(b)Notwithstanding anything in this Agreement to the contrary, the Manager and each Officer shall be fully protected in relying in good faith upon the records of the Company and upon information, opinions, reports or statements presented by any Member, any liquidating trustee, any Officer or any employee of the Company or any committee of the Company or the Members, or by any other Persons as to matters the Manager or such Officer reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company, or the value and amount of assets or reserves or contracts, agreements or other undertakings that would be sufficient to pay claims and obligations of the Company or to make reasonable provision to pay such claims and obligations, or any other facts pertinent to the existence and amount of assets from which Distributions to Members or payments to creditors might properly be made.
(c)Notwithstanding anything in this Agreement to the contrary, the Manager shall, to the fullest extent permitted by applicable Law, not be liable to the Company, the Members, the Officers or any other Person that is a party to or is otherwise bound by this Agreement, for monetary liability for breach of fiduciary duty as a manager of the Company, except that the foregoing shall not eliminate or limit the liability of the Manager for any (i) breach of the Manager’s duty of loyalty to the Company and its Members, (ii) act or omission not in good faith or which involves intentional misconduct or knowing violation of Law or (iii) transaction from which the Manager derived an improper personal benefit. Notwithstanding anything in this Agreement to the contrary, subject to compliance with the Series A-1 Certificate of Designation and the Series A Investor Rights Agreement for so long as any Series A-1 Preferred Units remain outstanding, no act or transaction involving the Company, the Corporation or one or more Subsidiaries, shall be the subject of equitable relief, or give rise to an award of damages, against a Member, Manager or Officer if the act or transaction is approved in accordance with or otherwise satisfies the standards set forth in Section 144 of General Corporation Law of the State of Delaware applied as nearly as practicable on a mutatis mutandis basis.
(d)The provisions of this Section 6.08, to the extent that they eliminate or restrict (i) the duties and liabilities of the Manager otherwise existing at Law or in equity, are agreed by the Company, the Members, the Manager and any other Person that is a party to or is otherwise bound by this Agreement to replace such other duties and liabilities of the Manager to the fullest extent permitted by applicable Law, (ii) the duties and liabilities of each Officer otherwise existing at law or in equity, are agreed by the Company, the Members, the Manager and any other Person that is a party to or is otherwise bound by this Agreement to replace such other duties and liabilities of such Officer to the fullest extent permitted by applicable Law, and (iii) the liabilities of each Member otherwise existing at law or in equity, are agreed by the Company, the Members, the Manager and any other Person that is a party to or is otherwise bound by this Agreement to replace such other liabilities of such Member to the fullest extent permitted by applicable Law. Notwithstanding the anything to the contrary herein, nothing in this Section 6.08 or Section 7.01(c) shall limit or eliminate any liability of the Manager, any Officer or any Member arising under Article XVII or the Certificates of Designations and transactions and agreements related thereto.
Section 6.09Indemnification.
(a)The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable Law, any Member, the Manager and each Officer (each, an “Indemnified Person”) to the extent that such Indemnified Person was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that such Indemnified Person is or was a Member, the Manager or an Officer, as applicable, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person; provided that no Indemnified Person shall be indemnified for any such liabilities, losses, or expenses of such Indemnified Person that are attributable to: (i) such Person’s common law fraud, breach of this Agreement or the Certificates of Designation or intentional misconduct; (b) proceedings (or portions thereof) commenced by such Indemnified Person unless the commencement of such proceeding (or portion thereof) by such Indemnified Person was authorized in the specific case by the Manager, with the prior written consent of the Requisite Series A-1 Investor Majority to the extent such Indemnified Person is a Related Party; (c) economic losses or tax obligations incurred by a Person as a result of owning Units; or (d) unless otherwise determined by the Manager (with the prior written consent of the Requisite Series A-1 Investor Majority to the extent such Indemnified Person is a Related Party), proceedings initiated by the Company, the Corporation, any Series A Holder or any Affiliate of any of the foregoing against any such Person to enforce any rights under any agreement between such Person, on the one hand, and the Company, the Corporation, any Series A Holder or any Affiliate of the foregoing, on the other hand.
(b)The Company shall, to the fullest extent permitted by applicable Law, pay the expenses (including reasonable attorneys’ fees) incurred by an Indemnified Person (determined for this purpose after taking into account the proviso to Section 6.09(a)) in defending any proceeding in advance of its final disposition; provided, however, that such payment in advance of the final disposition of any proceeding shall be made to such Indemnified Person that is an Officer only upon receipt of an undertaking by such Indemnified Person to repay all amounts advanced if it should be ultimately determined that such Indemnified Person is not entitled to be indemnified under this Section 6.09 or otherwise.
(c)If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this Section 6.09 is not paid in full within 30 days after a written claim therefor by an Indemnified Person has been received by the Company, such Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense (including reasonable attorneys’ fees) of prosecuting such claim. In any such action, the Company shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under this Agreement or applicable Law.
(d)The right to indemnification and the advancement of expenses conferred by this Section 6.09 shall, to the fullest extent permitted by applicable Law, not be exclusive of any other right which any Indemnified Person may have or hereafter acquire under any statute, agreement, bylaw, action by the Manager or otherwise.
(e)Any amendment or modification of this Section 6.09 shall not adversely affect any right or protection hereunder of any Indemnified Person in respect of any act or omission occurring prior to the time of such amendment or modification.

(f)The Company shall maintain directors’ and officers’ liability insurance, or make other financial arrangements, at its expense, to protect any Indemnified Person against any expense, liability or loss described in Section 6.09(a) and Section 6.09(b) whether or not the Company would have the power to indemnify or advance expenses to such Indemnified Person against such expense, liability or loss under the provisions of this Section 6.09. The Company shall use its commercially reasonable efforts to purchase directors’ and officers’ liability insurance with a carrier and in an amount determined necessary or desirable as determined in good faith by the Manager.
(g)Notwithstanding anything in this Agreement to the contrary (including in this Section 6.09), the Company agrees that any indemnification and advancement of expenses available from the Corporation or any of its Affiliates (other than the Company and any of the Company’s Subsidiaries) to any current or former Indemnified Person by virtue of such Person’s service as a manager, member, director, officer, partner, employee or agent of the Corporation or any of its Affiliates (other than the Company and any of the Company’s Subsidiaries) from and after the execution and delivery of this Agreement (any such Person, a “D&O Indemnitee”) shall be secondary to the indemnification and advancement of expenses to be provided by the Company pursuant to this Section 6.09, which shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof nor shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company and the Company (i) shall be the primary indemnitor of first resort for such D&O Indemnitee pursuant to this Section 6.09 and (ii) shall be fully responsible for the advancement of all expenses and the payment of all amounts or liabilities with respect to such D&O Indemnitee which are addressed by this Section 6.09.
Section 6.10Investment Company Act. The Manager shall use its reasonable best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.
Section 6.11Outside Activities of the Manager. The Manager shall not, directly or indirectly, enter into or conduct any business or operations, other than in connection with (a) in its capacity as a Member, the ownership, acquisition and disposition of Class A Common Units and Preferred Units, (b) the management of the business and affairs of the Company and its Subsidiaries, (c) the operation of the Corporation as a reporting company with a class (or classes) of securities registered under Section 12 of the Exchange Act, and listed on a securities exchange, (d) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (e) financing or refinancing of any type related to the Company, its Subsidiaries or their assets or activities, and (f) such activities as are incidental to the foregoing; provided, however, that, except as otherwise provided herein, the net proceeds of any financing or refinancing raised by the Corporation pursuant to the preceding clauses (d) and (e) shall be made available to the Company, whether as Capital Contributions, loans or otherwise, as appropriate, and, provided further, that the Corporation may, in its sole and absolute discretion, from time to time hold or acquire assets in its own name or otherwise other than through the Company and its Subsidiaries so long as the Corporation takes commercially reasonable measures to ensure that the economic benefits and burdens of such assets are otherwise vested in the Company or its Subsidiaries, through assignment, mortgage, loan or otherwise or, if it is not commercially reasonable to vest such economic interests in the Company or any of its Subsidiaries, the Members shall negotiate in good faith to amend this Agreement to reflect such activities and the direct ownership of assets by the Corporation. Subject to compliance with the Series A-1 Certificate of Designation and the Series A Investor Rights Agreement for so long as any Series A-1 Preferred Units remain outstanding, nothing contained herein shall be deemed to prohibit the Corporation from executing any guarantee of indebtedness of the Company or its Subsidiaries.
ARTICLE VII

Rights and Obligations of Members
Section 7.01Limitation of Liability and Duties of Members.
(a)Except as expressly provided in this Agreement or in the Delaware Act, no Member (including the Member that is also the Manager) shall be personally liable, whether to the Company, to any of the other Members, to the creditors of the Company or to any third party, for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member. Notwithstanding anything in this Agreement to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall, to the fullest extent permitted by applicable Law, not be grounds for imposing personal liability on the Members for any debts, obligations or liabilities of the Company.
(b)In accordance with the Delaware Act and the Laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. It is the intent of the Members that no Distribution to any Member pursuant to Article IV shall be deemed a return of money or other property paid or distributed in violation of the Delaware Act or any other Law of the State of Delaware. To the fullest extent permitted by applicable Law, any Member receiving any such money or property shall not be required to return any such money or property to the Company or any other Person, unless such Distribution was made by the Company to its Members in clerical error. However, if any court of competent jurisdiction holds that, notwithstanding anything in this Agreement to the contrary, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.
(c)Notwithstanding anything in this Agreement to the contrary, no Member shall, to the fullest extent permitted by applicable Law, owe any duties (including fiduciary duties) to the Company, any other Member or any other Person that is a party to or is otherwise bound by this Agreement, other than or with respect to breaches of the implied covenant of good faith and fair dealing. The provisions of this Section 7.01(c), to the extent that they eliminate or restrict the duties of a Member otherwise existing at law or in equity, are agreed by the Company, the Members, the Manager and any other Person that is a party to or is otherwise bound by this Agreement to replace such other duties of a Member to the fullest extent permitted by applicable Law; provided, that, for the avoidance of doubt, this Section 7.01(c) shall not limit the duties (including fiduciary duties) of the Corporation (or any other Person serving as Manager), in the Corporation’s (or such other Person’s) capacity as Manager, to the Company or any Member even though the Manager is also a Member.
Section 7.02Lack of Authority. No Member in its capacity as such has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure on behalf of the Company. The Members hereby consent to the exercise by the Manager, the Officers and any Persons to whom the Manager delegates authority and duties pursuant to Section 6.07 of the powers conferred on them by Law and this Agreement.
Section 7.03No Right of Partition. To the fullest extent permitted by applicable Law, no Member in its capacity as such shall have the right to seek or obtain partition by court decree or operation of Law of any Company property, or the right to own or use particular or individual assets of the Company, any such right or power that such Member might have to cause the Company or any of its assets to be partition being hereby irrevocably waived.
Section 7.04Members’ Right to Act. For matters that require the approval or consent of the Members under this Agreement or the Delaware Act, the Members shall act through meetings and consents as described in paragraphs (a) and (b) below:
(a)Except as otherwise expressly provided by Section 16.03(a), the approval or consent of the Majority Members, voting together as a single class, shall be the approval or consent of the Members. Any Member entitled to vote at a meeting of Members or to express consent or dissent to Company action without a meeting may authorize another Person or Persons to act for such Member by proxy. An electronic transmission or similar transmission by the Member, or a photographic, facsimile or similar reproduction of a writing executed by the Member shall be treated as a proxy executed in writing for purposes of this Section 7.04(a). No proxy shall be voted or acted upon after eleven months from the date thereof, unless the proxy provides for a longer period. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and that the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or, if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the votes that are the subject of such proxy are to be voted with respect to such issue.
(b)The actions by the Members permitted hereunder may be taken at a meeting called by the Manager or by the Majority Members on at least forty-eight (48) hours’ prior written notice to the other Members entitled to vote, which notice shall state the purpose or purposes for which such meeting is being called. The actions taken by the Members entitled to vote or consent at any meeting (as opposed to by consent in lieu of a meeting), if improperly called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Members entitled to vote or consent as to whom it was improperly held signs a waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The actions by the Members entitled to vote or consent may be taken by vote of the Members entitled to vote or consent at a meeting or by consent in lieu of a meeting, so long as such consent is in writing and is signed by Members holding not less than the minimum number of Voting Units that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. Prompt notice of the action so taken without a meeting, which shall state the purpose or purposes for which such consent in lieu of a meeting was required, shall be given to those Members entitled to vote or consent who did not sign such consent (for which such notice and consent may be delivered via electronic transmission); provided, however, that the failure to give any such notice shall not affect the validity of the action taken by such consent in lieu of a meeting. Any action taken pursuant to such consent in lieu of a meeting of the Members shall have the same force and effect as if taken by the Members at a meeting thereof.
Section 7.05Inspection Rights. The Company shall permit each Member and each of its designated representatives, for any purpose reasonably related to such Member’s interest as a member of the Company, to (i) visit and inspect any of the premises of the Company and its Subsidiaries, all at reasonable times and upon reasonable notice, (ii) examine the corporate and financial records of the Company or any of its Subsidiaries and make copies thereof or extracts therefrom, during reasonable business hours and upon reasonable notice and (iii) consult with the managers, officers, employees and independent accountants of the Company or any of its

Subsidiaries concerning the affairs, finances and accounts of the Company or any of its Subsidiaries, during reasonable business hours and upon reasonable notice. The presentation of an executed copy of this Agreement by any Member to the Company’s independent accountants shall constitute the Company’s permission to its independent accountants to participate in discussions with such Persons and their respective designated representatives. Notwithstanding the foregoing, the Manager shall have the right to keep confidential from the Members, for such period of time as the Manager deems reasonable, any information which the Manager reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Manager in good faith believes is not in the best interest of the Company or could damage the Company or its business or which the Company is required by applicable Law or by agreement with a third party to keep confidential.
ARTICLE VIII

Books, Records, Accounting and Reports, Affirmative Covenants
Section 8.01Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 8.03. Section 11.02(e) or pursuant to applicable Law. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Members pursuant to Articles III and IV and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Manager, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error.
Section 8.02Fiscal Year. The Fiscal Year of the Company shall begin on the first day of January and end on the last day of December each year or such other date as may be established by the Manager.
Section 8.03Reports. The Company shall furnish to each Member (a) as soon as reasonably practicable after the end of each Fiscal Year, all information concerning the Company and its Subsidiaries required for the preparation of tax returns of such Members (or any beneficial owner(s) of such Member), including a report (including Schedule K-1), indicating each Member’s share of the Company’s taxable income, gain, credits, losses and deductions for such year, in sufficient detail to enable such Member to prepare its federal, state and other tax returns; provided that estimates of such information believed by the Manager in good faith to be reasonable shall be provided within ninety (90) days of the end of the Fiscal Year, (b) as soon as reasonably possible after the close of the relevant fiscal period, but in no event later than ten days prior to the date an estimated tax payment is due, such information concerning the Company as is required to enable such Member (or any beneficial owner of such Member) to pay estimated taxes and (c) as soon as reasonably possible after a request by such Member, such other information concerning the Company and its Subsidiaries that is reasonably requested by such Member for compliance with its tax obligations (or the tax obligations of any beneficial owner(s) of such Member) or for tax planning purposes.
ARTICLE IX

Tax Matters
Section 9.01Partnership Representative.
(a)The “Partnership Representative” (as such term is defined under Partnership Audit Provisions) of the Company shall be selected by the Manager with the initial

Partnership Representative being the Corporation. The Partnership Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as the Partnership Representative. The Partnership Representative is authorized to take, and shall determine in its sole discretion whether or not the Company will take, such actions and execute and file all statements and forms on behalf of the Company that are approved by the Manager and are permitted or required by the applicable provisions of the Partnership Audit Provisions (including a “push-out” election under Section 6226 of the Code or any analogous election under state or local tax Law). Each Member agrees to cooperate with the Partnership Representative and to use commercially reasonable efforts to do or refrain from doing any or all things requested by the Partnership Representative (including paying any and all resulting taxes, additions to tax, penalties and interest in a timely fashion) in connection with any examination of the Company’s affairs by any federal, state, or local tax authorities, including resulting administrative and judicial proceedings.
(b)In the event that the Partnership Representative has not caused the Company to make a “push-out” election pursuant to Section 6226 of the Partnership Audit Provisions, then any “imputed underpayment” (as determined in accordance with Section 6225 of the Partnership Audit Provisions) or partnership adjustment that does not give rise to an imputed underpayment shall be apportioned among the Members of the Company for the taxable year in which the adjustment is finalized in such manner as may be necessary (as determined by the Partnership Representative in good faith) so that, to the maximum extent possible, the tax and economic consequences of the imputed underpayment or other partnership adjustment and any associated interest and penalties (any such amount, an “Imputed Underpayment Amount”) are borne by the Members based upon their Percentage Interests for the reviewed year. Imputed Underpayment Amounts also shall include any imputed underpayment within the meaning of Section 6225 of the Partnership Audit Provisions paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes to the extent that the Company bears the economic burden of such amounts, whether by applicable Law or contract.
(c)Each Member agrees to indemnify and hold harmless the Company from and against any liability with respect to such Member’s share of any tax deficiency paid or payable by the Company that is allocable to the Member as determined in accordance with Section 9.01(b) with respect to an audited or reviewed taxable year for which such Member was a partner in the Company. Any obligation of a Member pursuant to this Section 9.01(c) shall, to the fullest extent permitted by applicable Law, be implemented through adjustments to Distributions otherwise payable to such Member as determined in accordance with Section 4.01; provided, however, that, at the written request of the Partnership Representative, each Member or former Member may be required to contribute to the Company such Member’s Imputed Underpayment Amount imposed on and paid by the Company; provided, further, that if a Member or former Member individually directly pays, pursuant to the Partnership Audit Provisions, any such Imputed Underpayment Amount, then such payment shall reduce any offset to Distribution or required capital contribution of such Member or former Member. Any amount withheld from Distributions pursuant to this Section 9.01(c) shall be treated as an amount distributed to such Member or former Member for all purposes under this Agreement. For the avoidance of doubt, the obligations of a Member set forth in this Section 9.01(c) shall, to the fullest extent permitted by applicable Law, survive the withdrawal of a Member from the Company or any Transfer of a Member’s Company Interest.
Section 9.02Section 754 Election. The Company has previously made or will make a timely election under Section 754 of the Code (and a corresponding election under state and local law) effective starting with the taxable year ended December 31, 2020, and the Manager shall not take any action to revoke such election.
Section 9.03Debt Allocation. Indebtedness of the Company treated as “excess nonrecourse liabilities” (as defined in Treasury Regulation Section 1.752-3(a)(3)) shall be allocated among the Members based on their Percentage Interests.
Section 9.04Tax Returns. The Company shall timely cause to be prepared by an accounting firm selected by the Manager all federal, state, local and foreign tax returns (including information returns) of the Company and its Subsidiaries, which may be required by a jurisdiction in which the Company and its Subsidiaries operate or conduct business for each year or period for which such returns are required to be filed and shall cause such returns to be timely filed. Upon request of SFS or any other Member, the Company shall furnish to such Member a copy of each such tax return. No Member shall take a position on its income tax return with respect to any item of Company income, gain, deduction, loss or credit that is different from the position taken on the Company’s income tax return with respect to such item unless such Member notifies the Company of the different position the Member desires to take and the Company’s regular tax advisors, after consulting with the Member, are unable to provide an opinion that (after taking into account all of the relevant facts and circumstances) the arguments in favor of the Company’s position outweigh the arguments in favor of the Member’s position.
ARTICLE X

Restrictions on Transfer of Units
Section 10.01General. No Member or Assignee may Transfer any Units or any interest in any Units other than (a) with the written approval of the Manager or (b) pursuant to and in accordance with Section 10.02, and, in either case, and notwithstanding anything in this Agreement to the contrary (including, for the avoidance of doubt, Section 10.02), no Transfer of (i) Class B Common Units shall be made by a transferor unless such Transfer is accompanied by the Transfer of an equal number of shares of Class D Common Stock held by such transferor in tandem with such Class B Common Units, (ii) Class C Common Units shall be made by a transferor unless such Transfer is accompanied by the Transfer of an equal number of shares of Class C Common Stock held by such transferor in tandem with such Class C Common Units, and (iii) Preferred Units shall be made by the Corporation. Notwithstanding the foregoing, for purposes of the foregoing clause (b) only, “Transfer” shall not include an event that terminates the existence of a Member for income tax purposes (including (i) a change in entity classification of a Member under Treasury Regulation Section 301.7701-3, (ii) a sale of assets by, or liquidation of, a Member pursuant to an election under Section 336 or 338 of the Code or (iii) a merger, severance or allocation within a trust or among sub-trusts of a trust that is a Member), but that does not terminate the existence of such Member under applicable state Law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Company Interests of such trust that is a Member).
Section 10.02Permitted Transfers. The restrictions contained in clauses (a) and (b) of Section 10.01 shall not apply to any Transfer (each such Transfer, and together with any Transfer approved pursuant to Section 10.01, a “Permitted Transfer”) of Common Units pursuant to: (a)(i) a Change of Control Transaction, (ii) a redemption or exchange in accordance with Article XI hereof, (iii) a Transfer by a Member to the Corporation or the Company or (iv) a Transfer pursuant to the Security Documents; (b) a Transfer by any Member to (i) any SFS Equityholder, (ii) such Member’s spouse, parents, grandparents, lineal descendants or siblings, the parents, grandparents, lineal descendants or siblings of such Member’s spouse, or lineal descendants of such Member’s siblings or such Member’s spouse’s siblings (each, a “Family Member”), (iii) a Family Member of any SFS Equityholder, (iv) a trust, family-partnership or estate-planning vehicle, so long as one or more of such Member, a Family Member of such Member, a SFS Equityholder or a Family Member of a SFS Equityholder is/are the sole economic beneficiaries of such trust, family-partnership or estate-planning vehicle, (v) a partnership, corporation or other entity controlled by, or a majority of which is beneficially owned by, such Member or any one or more of the Persons described in the foregoing clauses (i) through (iv), (vi) a charitable trust or organization that is exempt from taxation under Section 501(c)(3) of the Code and controlled by such Member or any one or more of the Persons described in the foregoing clauses (i) through (v), (vii) an individual mandated under a qualified domestic relations order to which such Member is subject, or (viii) a legal or personal representative of such Member, any Family Member of such Member, an SFS Equityholder, or a Family Member of an SFS Equityholder in the event of the death or disability of such Member that is an individual; provided, however, that (A) in the case of the Corporation (or a Permitted Transferee thereof) such Affiliate is a wholly-owned Subsidiary of the Corporation, (B) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units, and (C) in the case of the foregoing clauses (b), (c), (d), (e), (f) or (g), the transferees of the Common Units so Transferred shall agree in writing to be bound by the provisions of this Agreement and, the transferor will deliver a written notice to the Company and the Members, which notice will disclose in reasonable detail the identity of the proposed transferee. In the case of a Permitted Transfer by a Member of (x) Class B Common Units to a transferee in accordance with this Section 10.02, such Member (or any subsequent transferee of such Member) shall also Transfer an equal number of shares of Class D Common Stock corresponding to the proportion of such Member’s (or subsequent transferee’s) Class B Common Units that were Transferred in the Permitted Transfer to such transferee or (y) Class C Common Units to a transferee in accordance with this Section 10.02, such Member (or any subsequent transferee of such Member) shall also Transfer an equal number of shares of Class C Common Stock corresponding to the proportion of such Member’s (or subsequent transferee’s) Class C Common Units that were Transferred in the Permitted Transfer to such transferee. All Permitted Transfers are subject to the additional limitations set forth in Section 10.07(b). Notwithstanding anything herein the to the contrary, no Transfer prohibited by the Support Agreement shall constitute a Permitted Transfer.
Section 10.03Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available.
Section 10.04Transfer. Prior to Transferring any Units (other than pursuant to a Change of Control Transaction), the transferor shall cause the prospective transferee to agree in writing to be bound by this Agreement as provided in Section 10.02, and any other agreements executed by the holders of Units and relating to such Units in the aggregate (collectively, the “Other Agreements”), and shall cause the prospective transferee to execute and deliver to the Company counterparts of this Agreement and any applicable Other Agreements. Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement (including any prohibited indirect Transfers) shall, to the fullest extent permitted by applicable Law, be void, and in the event of any such Transfer or attempted Transfer, the Company shall not record such Transfer on its books and records, including the Schedule of Members, or treat any purported transferee of such Units as the owner of such securities for any purpose.
Section 10.05Assignee’s Rights.
(a)The Transfer of Units or any interest in Units in accordance with this Agreement shall be effective as of the date of its assignment (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Company in accordance with Section 3.01(d). Distributions made before the effective time of such Transfer shall be paid to the transferor, and Distributions made after such date shall be paid to the Assignee.
(b)Unless and until an Assignee becomes a Member pursuant to Article XII, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided, however, that, without relieving the transferring Member from any such limitations or obligations as more fully described in Section 10.06, such Assignee shall be bound by any limitations and obligations of a Member contained herein that a Member would be bound on account of the Assignee’s Company Interest (including the obligation to make Capital Contributions on account of such Company Interest, to the extent applicable).
Section 10.06Assignor’s Rights and Obligations. Any Member who shall Transfer any Units in a manner in accordance with this Agreement shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges, or, except as set forth in this Section 10.06, duties, liabilities or obligations, of a Member with respect to such Units (it being understood, however, that the applicable provisions of Sections 6.08 and 6.09 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Member) is admitted as a Substituted Member in accordance with the provisions of Article XII (the “Admission Date”), (a) such assigning Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Company Interests, and (b) the Manager may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Company Interests for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Company Interests from any liability of such Member to the Company with respect to such Company Interests that may exist on the Admission Date or that is otherwise specified in the Delaware Act and incorporated into this Agreement or for any liability of such Member to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or the Other Agreements.
Section 10.07Overriding Provisions.
(a)Any Transfer in violation of this Article X shall, to the fullest extent permitted by applicable Law, be null and void ab initio, and the provisions of Sections 10.05 and 10.06 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Article X shall not be admitted as a member of the Company, shall not be entitled to vote on any matters coming before the Members and shall not have any other rights in or with respect to any rights of a Member. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance.
(b)Notwithstanding anything in this Agreement to the contrary (including, for the avoidance of doubt, the provisions of Article XI and Article XII and the other provisions of this Article X), in no event shall any Member Transfer any Units to the extent such Transfer could, in the reasonable determination of the Manager:
(i)result in a violation of the Securities Act, or any other applicable federal, state or foreign Laws;
(ii)cause an assignment under the Investment Company Act;
(iii)be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any indebtedness incurred, issued or guaranteed by the Company that, individually or in the aggregate, has an aggregate principal amount then outstanding that is greater than $25,000,000;
(iv)cause the Company to have more than fifty (50) partners for the purposes of Treasury Regulation Section 1.7704-1(h)(1)(ii), including the application of the anti-avoidance rule of Treasury Regulation Section 1.7704-1(h)(3), excluding the Corporation from the fifty (50) partners and treating SFS as one partner for purposes of this Section 10.07(b)(iv);
(v)cause the Company to lose its status as a partnership for U.S. federal income tax purposes or, without limiting the generality of the foregoing, be a Transfer effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof”, as such terms are used in Section 1.7704-1 of the Treasury Regulations;
(vi)be a Transfer to a Person who is not legally competent or who has not achieved his or her majority under applicable Law (excluding trusts for the benefit of minors); or
(vii)cause the Company or any Member or the Manager to be treated as a fiduciary under the Employee Retirement Income Security Act of 1974, as amended.
(c)Notwithstanding anything in this Agreement to the contrary (including, for the avoidance of doubt, the provisions of Article XI and Article XII and the other provisions of this Article X), for so long as any Series A-1 Preferred Units remain outstanding no Transfer pursuant to a Change of Control Transaction shall be permitted unless the Change of Control Transaction complies with the requirements set forth in Section 7(c)(viii) of the Series A-1 Certificate of Designation.
ARTICLE XI

Redemption and Exchange
Section 11.01Exchange of Paired Interests for Class A Common Stock or Class B Common Stock. From and after the execution and delivery of this Agreement, each Holder shall be entitled at any time and from time to time upon the terms and subject to the conditions hereof, including Article XVII (for so long as any Series A-1 Preferred Units remain outstanding) and Section 11.02(e), to surrender Paired Interests to the Corporation (subject to adjustment as provided in Section 11.03) in exchange (such exchange, an “Exchange”) for the delivery to such Holder (or to the designee of such Holder in accordance with the terms of the Security Documents) of (a) the True-Up Amount, if any, in cash or in the form of a True-Up Promissory Note pursuant to and in accordance with Section 11.02(e), with respect to the Class B Common Unit or Class C Common Unit, as applicable, comprising the surrendered Paired Interests and (b) at the option of the board of directors of the Corporation (acting by a majority of the disinterested members of the board of directors of the Corporation or a committee of disinterested directors of the board of directors of the Corporation), of:
(i)a Cash Exchange Payment by the Company from the proceeds of a private sale or a public offering of Class A Common Stock; or
(ii)(A) with respect to Class C Paired Interests, a number of shares of Class A Common Stock that is equal to the product of the number of Class C Paired Interests surrendered multiplied by the Exchange Rate; and (B) with respect to Class D

Paired Interests, a number of shares of Class B Common Stock that is equal to the product of the number of Class D Paired Interests surrendered multiplied by the Exchange Rate (in each case under this clause (ii), a “Share Exchange”).
Notwithstanding anything in this Agreement to the contrary, the Company shall not effectuate a Cash Exchange Payment pursuant to Section 11.01(i) above unless (A) the Corporation determines to consummate a private sale or public offering of Class A Common Stock on, or not later than five (5) Business Days after, the relevant Exchange Date and (B) the Corporation contributes sufficient proceeds from such private sale or public offering to the Company for payment by the Company of the applicable Cash Exchange Payment.
Section 11.02Exchange Procedures; Notices and Revocations.
(a)A Holder may exercise the right to effect an Exchange as set forth in Section 11.01 by delivering a written notice of exchange in respect of the Paired Interests to be Exchanged substantially in the form of Exhibit D hereto (the “Notice of Exchange”), duly executed by such Holder or such Holder’s duly authorized attorney, to the Corporation at its address set forth in Section 16.05 during normal business hours, or if any agent for the Exchange is duly appointed by the Corporation (which shall, by notice to the Holders in accordance with Section 16.05, which notice shall contain the address of the office of such agent) and acting (the “Exchange Agent”), to the office of the Exchange Agent during normal business hours, together with certificates, if any, evidencing the Paired Interests or the components of the Paired Interests. Each Exchange shall be deemed to be effective immediately prior to the close of business on the Exchange Date.
(b)Contingent Notice of Exchange and Revocation by Holders.
(i)A Notice of Exchange from a Holder may specify that the Exchange (A) shall occur on a specified future Business Day or (B) is to be contingent (including as to the timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of shares of Deliverable Common Stock into which the Paired Interests are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which the Deliverable Common Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property.
(ii)Notwithstanding anything in this Agreement to the contrary, a Holder may withdraw or amend a Notice of Exchange, in whole or in part, at any time prior to 5:00 p.m. New York City time, on the Business Day immediately preceding the Exchange Date (or any such later time as may be required by applicable Law) by delivery of a written notice of withdrawal to the Corporation or the Exchange Agent, as applicable, specifying (1) the number of withdrawn Paired Interests, (2)  the number of Paired Interests as to which the Notice of Exchange remains in effect, if any, and (3) if the Holder so determines, a new Exchange Date or any other new or revised information permitted to be set forth in the Notice of Exchange.
(c)Cash Exchange Payment. The Company shall provide notice to the Exchanging Holder of its intention to consummate an Exchange through a Cash Exchange Payment on the first Business Day immediately following the receipt of a Notice of Exchange by the Corporation. Additionally, the Company shall deliver or cause to be delivered the Cash

Exchange Payment in accordance with Section 11.01(a) as promptly as practicable (but not later than five Business Days) after the Exchange Date.
(d)Share Exchange. In the case of a Share Exchange,
(i)the Exchanging Holder (or other Person(s) whose name or names in which the Deliverable Common Stock is to be issued as set forth in the Notice of Exchange) shall be deemed to be a holder of Deliverable Common Stock from and after the close of business on the Exchange Date.
(ii)as promptly as practicable on or after the Exchange Date (but not later than the close of business on the Business Day immediately following the Exchange Date), the Corporation shall deliver or cause to be delivered to the Exchanging Holder (or other Person(s) whose name or names in which the Deliverable Common Stock is to be issued as set forth in the Notice of Exchange) the number of shares of Deliverable Common Stock deliverable upon such Exchange, registered in the name of such Holder (or other Person(s) whose name or names in which the Deliverable Common Stock is to be issued as set forth in the Notice of Exchange). To the extent the Deliverable Common Stock is settled through the facilities of The Depository Trust Company, the Corporation shall, subject to Section 11.02(d)(iii) below, upon the written instruction of an Exchanging Holder, deliver or cause to be delivered the shares of Deliverable Common Stock deliverable to such Holder (or other Person(s) whose name or names in which the Deliverable Common Stock is to be issued), through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Holder.
(iii)If the shares of Deliverable Common Stock issued upon an Exchange are not issued pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission, such shares shall bear a legend in substantially the following form:
THE TRANSFER OF THESE SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.
(iv)if (i) any shares of Deliverable Common Stock may be sold pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission, (ii) all of the applicable conditions of Rule 144 are met, or (iii) the legend (or a portion thereof) otherwise ceases to be applicable, the Corporation, upon the written request of the Holder thereof, shall promptly provide such Holder or its respective transferees, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any) with new certificates (or evidence of book-entry share) for securities of like tenor not bearing the provisions of the legend with respect to which the restriction has terminated. In connection therewith, such Holder shall provide the Corporation with such information in its possession as the Corporation may reasonably request in connection with the removal of any such legend.
(e)True-Up Amount.

(i)To the extent (x) (i) the Oaktree Purchasers or any of their Affiliates cease to beneficially own any Preferred Shares, (ii) the Support Agreement and the Series A Investor Rights Agreement have been terminated and (iii) all Secured Preferred Obligations (as defined in the Support Agreement) have been repaid in full or (y) expressly permitted under Section 17.04(a)(iv), the Company shall deliver or cause to be delivered to the applicable Holder the True-Up Amount in respect of the applicable Units subject to an Exchange, in the form of cash, in accordance with Section 11.01(a) as promptly as practicable (but not later than five Business Days) after the Exchange Date; provided, however, that any portion of such True-Up Amount that is required to be included pursuant to the proviso of the definition of the “True-Up Amount” shall be delivered as promptly as practicable (but not later than five Business Days) after the relevant Distribution is made. To the extent the Company is not permitted to pay (or cause to be paid) the True-Up Amount to a Holder by virtue of the limitations set forth in clauses (x) or (y) of the immediately preceding sentence, (A) the Company shall issue a promissory note in a principal amount equal to the unpaid portion of the True-Up Amount for the benefit of such Holder (or to the designee of such Holder in accordance with the terms of the Security Documents) (such True-Up Amount, with respect to any Holder, the “Accrued True-Up Amount” and any such promissory note, a “True-Up Promissory Note”), and (B) to the extent the Accrued True-Up Amount is not required to be delivered to the Oaktree Purchasers or their Affiliates pursuant to the terms of the Support Agreement, the Company shall deliver, or cause to be delivered, the Accrued True-Up Amount to such Holder, in cash, as promptly as practicable (but not later than five Business Days) after the payment thereof is permitted in accordance with the first sentence of this Section 11.02(e)(i) in satisfaction of the applicable True-Up Promissory Note. Any True-Up Promissory Note shall, upon issuance, be pledged to the Oaktree Purchasers (and their Affiliates) pursuant to and in accordance with the terms of the Support Agreement and the Security Documents and, for the avoidance of doubt, the Company shall not repay (in whole or in part) any True-Up Promissory Note prior to the date upon which such payment is permitted in accordance with the first sentence of this Section 11.02(e)(i) (unless such repayment is made to the Oaktree Purchasers, their Affiliates or a designee of the foregoing pursuant to Section 11.02(e)(ii)).
(ii)Following receipt of any Payment Direction Notice, the Company shall deliver or cause to be delivered to the Oaktree Purchasers, their Affiliates or the designee of the foregoing, all True-Up Amounts (including, for the avoidance of doubt, any portion thereof consisting of Accrued True-Up Amounts), in the form of cash, in accordance with the applicable Payment Direction Notice, and in satisfaction of the applicable True-Up Promissory Note(s), if any, as promptly as practicable (but not later than five Business Days) after the applicable Payment Direction Date; provided, however, that any portion of such True-Up Amount that is required to be included pursuant to the proviso of the definition of the “True-Up Amount” shall be delivered as promptly as practicable (but not later than five Business Days) after the relevant Distribution is made. Without duplication of the payments described in the immediately preceding sentence, until the applicable Payment Direction Notice is revoked by the Oaktree Purchasers or their Affiliates in accordance with the Support Agreement, the Company shall deliver or cause to be delivered to the Oaktree Purchasers, their Affiliates or the designee of the foregoing, all True-Up Amounts (including, for the avoidance of doubt, any portion thereof consisting of Accrued True-Up Amounts), in the form of cash, in accordance with the applicable Payment Direction Notice, and in satisfaction of the applicable True-Up Promissory Note(s), if any, (x) as promptly as practicable (but not later than five Business Days) after each Exchange Date, if any, occurring following the Payment Direction Date and (y) on each Distribution Date, if any, occurring following the Payment Direction Date. The Company shall have no further liability to the applicable Holder with respect to any True-Up Amount (including any Accrued True-Up Amount or any True-Up

Promissory Note) paid to the Oaktree Purchasers, any of their Affiliates or any designee of any of the foregoing in accordance with a Payment Direction Notice. For the avoidance of doubt, during the Applicable Period (as defined in the Support Agreement) any amount which, upon an Exchange occurring during the Applicable Period, would constitute a True-Up Amount shall be deemed to be a True-Up Amount solely for the purposes of determining the amount payable to the Oaktree Purchasers and their Affiliates pursuant to the Support Agreement and no such amount shall be deemed to be, or to become, payable to any Holder.
(iii)The Company shall permit the Oaktree Purchasers, their Affiliates and any of their designated representatives to (1) examine the corporate and financial records of the Company or any of its Subsidiaries and make copies thereof or extracts therefrom and (2) consult with the managers, officers, employees and independent accountants of the Company or any of its Subsidiaries, in each case, during reasonable business hours and upon reasonable notice, to the extent related to the calculation of any True-Up Amount (including the portion thereof, if any, constituting an Accrued True-Up Amount).
(f)The Corporation shall bear all expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, including any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Deliverable Common Stock are to be delivered in a name other than that of the Holder that requested the Exchange (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such Holder), then such Holder and/or the Person in whose name such shares are to be delivered shall pay to the Corporation the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Corporation that such tax has been paid or is not payable.
(g)Notwithstanding anything to the contrary in this Article II, a Holder shall not be entitled to effect an Exchange, and the Corporation and the Company shall have the right to refuse to honor any request to effect an Exchange, at any time or during any period, if the Corporation or the Company shall reasonably determine that such Exchange (i) would be prohibited by any applicable Law (including the unavailability of any requisite registration statement filed under the Securities Act or any exemption from the registration requirements thereunder), provided this subsection Section 11.02(f)(i) shall not limit the Corporation or the Company’s obligations under Section 11.06(c) or (ii) would not be permitted under (x) this Agreement, (y) other agreements with the Corporation, the Company or any of the Company’s Subsidiaries to which such Exchanging Holder may be party or (z) any written policies of the Corporation, the Company or any of the Company’s Subsidiaries related to unlawful or inappropriate trading applicable to its directors, officers or other personnel. Upon such determination, the Corporation or the Company (as applicable) shall notify the Holder requesting the Exchange of such determination, which such notice shall include an explanation in reasonable detail as to the reason that the Exchange has not been honored. Notwithstanding anything in this Agreement to the contrary, if the Corporation, after consultation with its outside legal counsel and tax advisor, shall determine in good faith that interests in the Company do not meet the requirements of Treasury Regulation Section 1.7704-1(h) (or other provisions of those Treasury Regulations as determined by the Corporation), the Company may impose such restrictions on Exchange as the Company may reasonably determine to be necessary or advisable so that the Company is not treated as a “publicly traded partnership” under Section 7704 of the Code.
Section 11.03Exchange Rate Adjustment.

(a)The Exchange Rate with respect to the Class C Paired Interests and/or the components of a Class C Paired Interest shall be adjusted accordingly if there is: (i) any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the shares of Class C Common Stock or Units that is not accompanied by a substantively identical subdivision or combination of the Class A Common Stock; or (ii) any subdivision (by any stock split, stock dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Class A Common Stock that is not accompanied by a substantively identical subdivision or combination of the shares of Class C Common Stock and Units. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock are converted or changed into another security, securities or other property, then upon any subsequent Exchange, an Exchanging Holder shall be entitled to receive the amount of such security, securities or other property that such Exchanging Holder would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, reorganization, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock are converted or changed into another security, securities or other property, this Section 11.03(a) shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Agreement shall apply to, mutatis mutandis, and all references to “Class C Paired Interests” shall be deemed to include, any security, securities or other property of the Corporation or the Company which may be issued in respect of, in exchange for or in substitution of shares of Class C Common Stock or Units, as applicable, by reason of stock or unit split, reverse stock or unit split, stock or unit dividend or distribution, combination, reclassification, reorganization, recapitalization, merger, exchange (other than an Exchange) or other transaction.
(b)The Exchange Rate with respect to the Class D Paired Interests and/or the components of a Class D Paired Interest shall be adjusted accordingly if there is: (i) any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the shares of Class D Common Stock or Units that is not accompanied by a substantively identical subdivision or combination of the Class B Common Stock; or (ii) any subdivision (by any stock split, stock dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Class B Common Stock that is not accompanied by a substantively identical subdivision or combination of the shares of Class D Common Stock and Units. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class B Common Stock are converted or changed into another security, securities or other property, then upon any subsequent Exchange, an Exchanging Holder shall be entitled to receive the amount of such security, securities or other property that such Exchanging Holder would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, reorganization, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class B Common Stock are converted or changed into another security, securities or other property, this Section 11.03(b) shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Agreement shall apply to, mutatis mutandis, and all references to “Class D Paired Interests” shall be deemed to include, any security, securities or other property of the Corporation or the Company which may be issued in respect of, in exchange for or in substitution of shares of Class D Common Stock or Units, as applicable, by reason of stock or unit split, reverse stock or unit split, stock or unit dividend or distribution, combination, reclassification, reorganization, recapitalization, merger, exchange (other than an Exchange) or other transaction.
(c)This Agreement shall apply to the Paired Interests held by the Holders and their Permitted Transferees as of the execution and delivery of this Agreement, as well as any Paired Interests hereafter acquired by a Holder and his or her or its Permitted Transferees.
Section 11.04Tender Offers and Other Events with Respect to the Corporation.
(a)In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization (other than a recapitalization governed by Section 11.03(a)) or similar transaction with respect to Class A Common Stock (a “Corporate Offer”) is proposed by the Corporation or is proposed to the Corporation or its stockholders and approved by the board of directors of the Corporation or is otherwise effected or to be effected with the consent or approval of the board of directors of the Corporation, the Holders of Paired Interests shall be permitted to participate in such Corporate Offer by delivery of a Notice of Exchange (which Notice of Exchange shall be effective immediately prior to the consummation of such Corporate Offer (and, for the avoidance of doubt, shall be contingent upon such Corporate Offer and not be effective if such the Corporate Offer is not consummated)). In the case of a Corporate Offer proposed by the Corporation, the Corporation will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Holders of Paired Interests to participate in such Corporate Offer to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock without discrimination; provided, that without limiting the generality of this sentence, the Corporation will use its reasonable best efforts expeditiously and in good faith to ensure that such Holders may participate in each such Corporate Offer without being required to Exchange Paired Interests. For the avoidance of doubt (but subject to Section 11.04(b)), in no event shall the Holders of Paired Interests be entitled to receive in such Corporate Offer aggregate consideration for each Paired Interest that is greater than the consideration payable in respect of each share of Class A Common Stock in connection with a Corporate Offer.
(b)Notwithstanding anything in this Agreement to the contrary, in the event of a Corporate Offer intended to qualify as a reorganization within the meaning of Section 368(a) of the Code or as a transfer described in Section 351(a) or Section 721 of the Code, a Holder shall not be required to exchange its Paired Interest without its prior consent.
(c)Notwithstanding anything in this Agreement to the contrary, (i) in a Corporate Offer where the consideration payable in connection therewith includes Equity Securities, the aggregate consideration for any Class D Paired Interest shall be deemed to be equivalent to the consideration payable in respect of each share of Class A Common Stock if the only difference in the per share distribution to the Holders of Class D Paired Interests is that the Equity Securities distributed to such Holders have not more than ten times the voting power of any Equity Securities distributed to the holder of a share of Class A Common Stock (so long as such Equity Securities issued to the Class D Paired Interests remain subject to automatic conversion on terms no more favorable to such Holders than those set forth in Article IV, Section (4)(j) of the Corporate Charter), (ii) in a Corporate Offer, payments under or in respect of the Tax Receivable Agreements shall not be considered part of the consideration payable in respect of any Paired Interest or share of Class A Common Stock in connection with such

Corporate Offer for the purposes of Section 11.04(a), and (iii) the Company shall not be entitled to make a Cash Exchange Payment in the case of an Exchange in connection with a Corporate Offer.
Section 11.05Listing of Deliverable Common Stock. If the Class A Common Stock is listed on a securities exchange or inter-dealer quotation system, the Corporation shall use its reasonable best efforts to cause all Class A Common Stock issued upon an exchange of Paired Interests to be listed on the same securities exchange or traded on such inter-dealer quotation system at the time of such issuance.
Section 11.06Deliverable Common Stock to be Issued; Class C Common Stock or Class D Common Stock to be Cancelled.
(a)The Corporation shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock and Class B Common Stock, solely for the purpose of issuance upon an Exchange, the maximum number of shares of Deliverable Common Stock as shall be deliverable upon Exchange of all then-outstanding Paired Interests; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of an Exchange by delivery of shares of Deliverable Common Stock that are held in the treasury of the Corporation or by delivery of purchased shares of Deliverable Common Stock (which may or may not be held in the treasury of the Corporation). The Corporation covenants that all shares of Deliverable Common Stock issued upon an Exchange will, upon issuance thereof, be validly issued, fully paid and non-assessable.
(b)When a Paired Interest has been Exchanged in accordance with this Agreement, (i) the share of Class C Common Stock or Class D Common Stock corresponding to such Paired Interest shall be cancelled by the Corporation and (ii) the Unit corresponding to such Paired Interest shall be deemed transferred from the Exchanging Holder to the Corporation and the Officers shall amend, update or amend and restate the Schedule of Members to reflect such change, all without further act, vote, approval or consent of the Manager, Members or any other Person notwithstanding any other provision of this Agreement or, to the fullest extent permitted by applicable Law, the Delaware Act or any other applicable Law.
(c)The Corporation agrees that it has taken all or will take such lawful steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and to be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions from, or dispositions to, the Corporation of equity securities of the Corporation (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of the Corporation for such purposes that result from the transactions contemplated by this Agreement, by each officer or director of the Corporation, including any director by deputization. The authorizing resolutions shall be approved by either the Corporation’s board of directors or a duly authorized committee thereof composed solely of two or more Non-Employee Directors (as defined in Rule 16b-3) of the Corporation.
Section 11.07Distributions. No Exchange shall impair the right of the Exchanging Holder to receive any Distributions made on a Class B Common Unit or Class C Common Unit, as applicable, comprising the Paired Interest subject to such Exchange prior to the Exchange Date for such Exchange, and the Exchanging Holder shall not be entitled to receive any Distributions made on such Unit on or after the Exchange Date for such Exchange; provided, however, that if the Exchange Date with respect to such Unit occurs after a record date is fixed for the making of a Distribution on such Unit, but before the date the Distribution is made, then the registered Holder of such Unit at the close of business on such record date shall be entitled to receive the Distribution payable on such Unit on the date such Distribution is made (without duplication of any Distribution to which such Holder may be entitled under Section 4.01(e) in respect of taxes). For the avoidance of doubt, no Exchanging Holder shall be entitled to receive, in respect of a single record date or payment date, both Distributions on a Class B Common Unit or Class C Common Unit, as applicable, comprising the Paired Interest subject to an Exchange and dividends on shares of Deliverable Common Stock received by such Holder in such Exchange.
Section 11.08Withholding; Certification of Non-Foreign Status.
(a)If the Corporation or the Company shall be required to withhold any amounts by reason of any federal, state, local or non-U.S. foreign tax rules or regulations in respect of any Exchange, the Corporation or the Company, as the case may be, shall be entitled to take such lawful action as it deems appropriate in order to ensure compliance with such withholding requirements, including, at its option, withholding shares of Class A Common Stock with a Fair Market Value equal to the minimum amount of any taxes that the Corporation or the Company, as the case may be, may be required to withhold with respect to such Exchange. To the extent that amounts are (or property is) so withheld and paid over to the appropriate taxing authority, such withheld amounts (or property) shall be treated for all purposes of this Agreement as having been paid (or delivered) to the applicable Holder.
(b)Notwithstanding anything in this Agreement to the contrary, each of the Corporation and the Company may, in its discretion, require that an exchanging Holder deliver to the Corporation or the Company, as the case may be, a certification of nonforeign status in accordance with Treasury Regulation Section l.1445-2(b) and l.1446(f)-2(b)(2) prior to an Exchange. In the event the Corporation or the Company has required delivery of such certification but an exchanging Holder does not provide such certification, the Corporation or the Company, as applicable, shall nevertheless deliver or cause to be delivered to the exchanging Holder the shares of Class A Common Stock or the shares of Class B Common Stock, as applicable, or Cash Payment in accordance with Section 11.01, but subject to withholding as provided in Section 11.08(a).
Section 11.09Tax Treatment. As required by the Code and the Treasury Regulations, the Company, the Corporation, the Manager, the Members and any other Person that is party to or is otherwise bound by this Agreement shall report any Exchange consummated hereunder as a taxable sale of the Units and shares of Class C Common Stock or Class D Common Stock, as applicable, by a Holder to the Corporation, and no such Person shall take a contrary position on any income tax return or amendment thereof unless an alternate position is permitted under the Code and Treasury Regulations and the Corporation consents in writing.
ARTICLE XII

Admission of Members
Section 12.01Substituted Members. Subject to the provisions of Article X hereof, in connection with the Permitted Transfer of a Unit, the transferee shall be admitted as a substituted member of the Company (“Substituted Member”) on the effective date of such Permitted Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer.
Section 12.02Additional Members. Subject to the provisions of Article X hereof, any Person (other than the Members as of the execution and delivery of this Agreement) may be admitted as an additional member of the Company (any such Person, an “Additional Member”) only upon furnishing to the Manager (a) counterparts of this Agreement and any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Member (including entering into such documents as the Manager may deem appropriate in its reasonable discretion). Such admission shall become effective on the date on which the Manager determines in its reasonable discretion that such conditions have been satisfied.
ARTICLE XIII

Resignation
Section 13.01Resignation of Members. No Member shall have the power or right to resign as a member of the Company prior to the dissolution and winding up of the Company pursuant to Article XIV. Upon or after the dissolution and winding up of the Company, a Member may resign as a member of the Company solely with the prior written consent of the Manager. The attempt by any Member to resign as a member of the Company upon or following the dissolution and winding up of the Company pursuant to Article XIV without the prior written consent of the Manager, but prior to such Member receiving the full amount of Distributions from the Company to which such Member is entitled pursuant to Article XIV, shall be deemed to have breached this Agreement and shall be liable to the Company for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the resignation of such Member as a member of the Company. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.06, such Member shall cease to be a Member.
ARTICLE XIV

Dissolution and Liquidation
Section 14.01Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the resignation or attempted resignation of a Member. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following events:
(a)the decision of the Manager to dissolve the Company;
(b)a dissolution of the Company under Section 18-801(4) of the Delaware Act; or
(c)the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.
Except as otherwise set forth in this Article XIV, the Company is intended to have perpetual existence. Notwithstanding anything in this Agreement to the contrary, (i) an Event of Withdrawal shall not cause the relevant Member to cease to be a member of the Company and upon the occurrence of such event, the Company shall continue without dissolution, and (ii) each of the Members waives any right it may have to agree in writing to dissolve the Company upon an Event of Withdrawal.
Section 14.02Liquidation and Termination. On dissolution of the Company, the Manager shall act as the liquidating trustee or may appoint one or more Persons as the liquidating trustee. The liquidating trustee shall proceed diligently to wind up the affairs of the Company and make final Distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as a Company expense. Until final Distribution, the liquidating trustee shall continue to operate the Company properties with all of the power and authority of the Manager. Subject to the Delaware Act, the steps to be accomplished by the liquidating trustee are as follows:
(a)as promptly as possible after dissolution and again after final liquidation, the liquidating trustee shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;
(b)the liquidating trustee shall pay, satisfy or discharge from Company funds, or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidating trustee may reasonably determine): first, all expenses incurred in liquidation of the Company; second, all of the debts, liabilities and obligations owed to creditors of the Company, other than Members or their Affiliates; third, all of the debts and liabilities owed to Members or their Affiliates (subject in all cases to the Security Documents) (it being understood and agreed that, for purposes of this Section 14.02(b), no holder of a security interest in collateral under the Security Documents shall be considered an Affiliate of any Member); and
(c)all remaining assets of the Company shall be distributed to the Members in accordance with Article XVII and Article IV by the end of the Taxable Year during which the final liquidation of the Company occurs (or, if later, by ninety (90) days after the date of the final liquidation). The Distribution of cash and/or property to the Members in accordance with the provisions of this Section 14.02 and Section 14.03 below constitutes a complete return to the Members of their Capital Contributions, a complete Distribution to the Members of their interest in the Company and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Delaware Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.
Section 14.03Deferment; Distribution in Kind. Notwithstanding the provisions of Section 14.02, but subject to the order of priorities set forth therein, if upon dissolution of the Company the liquidating trustee determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the liquidating trustee may, in the liquidating trustee’s sole discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy Company liabilities (other than loans to the Company by Members) and reserves. Subject to the order of priorities set forth in Section 14.02, the liquidating trustee may, in the liquidating trustee’s sole discretion, distribute to the Members, in lieu of cash, either (a) all or any portion of such remaining Company assets in-kind in accordance with the provisions of Section 14.02(c), (b) as tenants in common and in accordance with the provisions of Section 14.02(c), undivided interests in all or any portion of such Company assets or (c) a combination of the foregoing. Any such Distributions in kind shall be subject to (y) such conditions relating to the disposition and management of such assets as the liquidating trustee deems reasonable and equitable, and (z) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time.
Section 14.04Certificate of Cancellation. On completion of the Distribution of Company assets as provided herein, the Company is terminated (and the Company shall not be terminated prior to such time), and the Manager shall file or cause to be filed a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 14.04.

Section 14.05Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Sections 14.02 and 14.03 in order to minimize any losses otherwise attendant upon such winding up.
Section 14.06Return of Capital. The liquidating trustee shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).
ARTICLE XV

Valuation
Section 15.01Determination. “Fair Market Value” of a specific Company asset will mean the amount which the Company would receive in an all-cash sale of such asset in an arms-length transaction with a willing, unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value, as such amount is determined by the Manager (or, if pursuant to Section 14.02, the liquidating trustee) in its good faith judgment using all factors, information and data it deems to be pertinent.
Section 15.02Dispute Resolution. If any Member or Members dispute the accuracy of any determination of Fair Market Value in accordance with Section 15.01, and the Manager (or, if pursuant to Section 14.02, the liquidating trustee) and such Member(s) are unable to agree on the determination of the Fair Market Value of any asset of the Company, the Manager (or, if pursuant to Section 14.02, the liquidation trustee) and such Member(s) shall each select a nationally recognized investment banking firm experienced in valuing securities of closely-held companies such as the Company in the Company’s industry (the “Appraisers”), who shall each determine the Fair Market Value of the asset or the Company (as applicable) in accordance with the provisions of Section 15.01. The Appraisers shall be instructed to give written notice of their determination of the Fair Market Value of the asset or the Company (as applicable) within thirty (30) days of their appointment as Appraisers. If Fair Market Value as determined by an Appraiser is higher than Fair Market Value as determined by the other Appraiser by ten percent (10%) or more, and the Manager (or, if pursuant to Section 14.02, the liquidation trustee) and such Member(s) do not otherwise agree on a Fair Market Value, the original Appraisers shall designate a third Appraiser meeting the same criteria used to select the original two Appraisers, and such third Appraiser shall determine the Fair Market Value of such asset or the Company (as applicable) within thirty (30) days of its appointment as an Appraiser, provided that such Appraiser shall not determine the Fair Market Value of such asset or the Company (as applicable) to be lower or higher than the determinations made by the original two Appraisers. If Fair Market Value as determined by an Appraiser is within ten percent (10%) of the Fair Market Value as determined by the other Appraiser (but not identical), and the Manager (or, if pursuant to Section 14.02, the liquidating trustee) and such Member(s) do not otherwise agree on a Fair Market Value, the Manager (or, if pursuant to Section 14.02, the liquidating trustee) shall select the Fair Market Value of one of the Appraisers. The fees and expenses of the Appraisers shall be borne by the Company.
ARTICLE XVI

General Provisions
Section 16.01Power of Attorney.

(a)Each Member who is an individual hereby constitutes and appoints the Manager (or the liquidating trustee, if applicable) with full power of substitution, as his or her true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to the same extent and with the same effect as such Member would or could do under applicable Law, to:
(i)execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Manager deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Manager deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Manager deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, resignation or substitution of any Member pursuant to Article XII or XIII; and
(ii)sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Manager, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of this Agreement, in the reasonable judgment of the Manager, necessary or appropriate to effectuate the terms of this Agreement.
(b)The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member who is an individual and the transfer of all or any portion of his, her or its Company Interest and shall extend to such Member’s heirs, successors, permitted assigns and personal representatives.
Section 16.02Confidentiality.
(a)The Manager and each of the Members agree to hold the Company’s Confidential Information in confidence and may not use such information except (i) in furtherance of the business of the Company, (ii) as reasonably necessary for compliance with applicable Law, including compliance with disclosure requirements under the Securities Act and the Exchange Act and compliance with the listing requirements of any securities exchange on which the Class A Common Stock is traded, and securities laws and regulations of other jurisdictions or (iii) as otherwise authorized separately in writing by the Manager. “Confidential Information” as used herein includes, but is not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Company’s business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, employees and their identities, equity ownership, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Company’s business. With respect to the Manager and each Member, Confidential Information does not include information or material that: (a) is rightfully in the possession of the Manager or each Member at the time of disclosure by the Company; (b) before or after it has been disclosed to the Manager or each Member by the Company, becomes part of public knowledge, not as a result of any action or inaction of the Manager or such Member, respectively, in violation of this Agreement; (c) is approved for release by written authorization of the Manager or the Chief Executive Officer or the President of the Company; (d) is disclosed to the Manager or such Member or their representatives by a third party not, to the knowledge of the Manager or such Member, respectively, in violation of any obligation of confidentiality owed to the Company with respect to such information; or (e) is or becomes independently developed by the Manager or such Member or their respective representatives without use or reference to the Confidential Information.
(b)Each of the Members may disclose Confidential Information to its Subsidiaries, Affiliates, partners, members, directors, managers, officers, employees, counsel, advisers, consultants, outside contractors and other agents, on the condition that such Persons keep the Confidential Information confidential to the same extent as such disclosing party is required to keep the Confidential Information confidential, solely to the extent it is reasonably necessary or appropriate to fulfill its obligations or to exercise its rights under this Agreement; provided that the disclosing party shall remain liable with respect to any breach of this Section 16.02 by any such Person.
(c)Notwithstanding anything in Section 16.02(a) or Section 16.02(b) to the contrary, each of the Members may disclose Confidential Information (i) to the extent that such party is legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, for purposes of reporting to its stockholders and direct and indirect equity holders the performance of the Company and its Subsidiaries and for purposes of including applicable information in its financial statements to the fullest extent required by applicable Law or applicable accounting standards; or (ii) to any bona fide prospective purchaser of the equity or assets of a Member, or the Common Units held by such Member, or a prospective merger partner of such Member (provided, that (x) such Persons will be informed by such Member of the confidential nature of such information and shall agree in writing to keep such information confidential in accordance with the contents of this Agreement, and (y) each Member will be liable for any breaches of this Section 16.02 by any such Persons). Nothing in this Agreement shall prevent a Member from (A) filing and, as provided for under Section 21F of the Exchange Act, maintaining the confidentiality of, a claim with the SEC; (B) providing Confidential Information to the SEC, or providing the SEC with information that would otherwise violate any part of this Agreement, to the extent permitted by Section 21F of the Exchange Act; (C) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company or any of its Affiliates; or (D) receiving a monetary award as set forth in Section 21F of the Exchange Act. Notwithstanding any of the foregoing, nothing in this Section 16.02 will restrict in any manner the ability of the Corporation to comply with its disclosure obligations under Law or the listing requirements of any securities exchange on which the Class A Common Stock is traded, and the extent to which any Confidential Information is necessary or desirable to disclose.
Section 16.03Amendments.
(a)Any amendment or modification of this Agreement shall require the affirmative consent or approval of the Manager and the Majority Members; provided, however, that any such amendment that: (i) changes the rights, powers or duties of the Members holding a class or series of Units so as to affect such rights, powers or duties adversely shall also require the affirmative consent or approval of the Members holding a majority of the outstanding Units of such class or series; (ii) require the Requisite Series A-1 Consent (as defined in the Series A-1 Certificate of Designation) pursuant to Section 7(c)(i) of the Series A-1 Certificate of Designation shall also require the Requisite Series A-1 Consent; (iii) gives effect to the creation of a class of Preferred Units corresponding to the Series A-3 Preferred Stock (as defined in the Series A-1 Certificate of Designation) shall also require the consent of the Oaktree Purchasers; (iv) changes to this Section 16.03(a) shall also require the affirmative consent or approval of the Manager, each Member and the Requisite Series A-1 Consent; and (v) changes any provision that expressly requires the approval, consent or action of a Person or Persons so as to affect such Person or Persons adversely shall also require the affirmative consent or approval of such Person or Persons.
(b)Notwithstanding the foregoing, the Manager may amend or modify any provision of this Agreement without further act, vote, approval or consent of the Members or any other Person (other than the Requisite Series A-1 Consent to the extent required by Section 16.03(a)) notwithstanding any other provision of this Agreement or, to the fullest extent permitted by applicable Law, the Delaware Act or other applicable Law, so long as such amendment or modification does not change the powers, preferences or relative, participating, optional, special or other rights, if any, or the qualifications, limitations or restrictions of the Members holding a class or series of Units so as to affect them adversely.
(c)Notwithstanding the foregoing, the Manager or the Officers may amend or modify the Schedule of Members solely to the extent such amendment or modification is pursuant to Sections 3.01(d), 3.09, 5.01(a), 6.01(b) or 11.06(b) and is otherwise in compliance with this Agreement without further act, vote, approval or consent of the Members or any other Person.
Section 16.04Title to Company Assets. Company assets shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. The Company shall hold title to all of its property in the name of the Company and not in the name of any Member. All Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company assets is held. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.
Section 16.05Addresses and Notices. To be valid for purposes of this Agreement, any notice, request, demand, waiver, consent, approval or other communication (any of the foregoing, a “Notice”) that is required or permitted under this Agreement shall be in writing. A Notice shall be deemed given only as follows: (a) on the date delivered personally or by email; (b) three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) Business Day following deposit with a nationally recognized overnight courier service for next day delivery, charges prepaid, and, in each case, at the address set forth below and to any other recipient and to any Member at such address as indicated by the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.
UWM Holdings, LLC
585 South Blvd E.
Pontiac, Michigan 48341
Attention: Matthew Roslin
E-mail: mroslin@uwm.com

with a copy (which copy shall not constitute notice) to:
Greenberg Traurig, P.A.
401 E Las Olas Blvd, Suite 2000
Ft Lauderdale, Florida 33301
Attention:    Kara L. MacCullough, Esq.
E-mail:    macculloughk@gtlaw.com
Section 16.06Binding Effect; Intended Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns. Notwithstanding anything in this Agreement to the contrary (including Section 16.07), each holder of shares of Series A-1 Preferred Stock and/or Series A-2 Preferred Stock, as applicable, from time to time outstanding (each such holder, a “Preferred Stock Beneficiary” and, collectively, the “Preferred Stock Beneficiaries”) is hereby designated as an express intended third-party beneficiary of (i) Article XVII, (ii) Section 3.03(d), (iii) Section 3.03(e), (iv) Section 3.02(c), (v) Section 6.09(a), (vi) Section 11.02(e), (vii) Section 14.02, to the extent applicable to the Preferred Units, (viii) Section 16.03(a), (ix) this Section 16.06 and (x) any other provision of this Agreement that by its terms is intended to confer rights, preferences, protections or benefits upon the Preferred Units or the holders of the Series A-1 Preferred Stock or Series A-2 Preferred Stock, as applicable, including by reference to such rights in the Certificates of Designation or the Security Documents (collectively, the “Preferred Beneficiary Provisions”). The Requisite Series A-1 Investor Majority (on behalf of each Preferred Stock Beneficiary) (or, in the case of any Preferred Beneficiary Provision solely applicable to the Series A-2 Preferred Stock, the Requisite Series A-2 Investor Majority (as defined in the Series A-2 Certificate of Designation), on behalf of each Preferred Stock Beneficiary) have standing to seek specific performance, injunctive relief and all other remedies available at law or in equity with respect to any breach or threatened breach of the Preferred Beneficiary Provisions, in each case as if the Preferred Stock Beneficiaries were a party to this Agreement. No amendment, modification or waiver of any Preferred Beneficiary Provision, and no amendment, modification or waiver of this Section 16.06, shall be effective without the prior written consent of the Requisite Series A-1 Investor Majority. The rights of the Preferred Stock Beneficiaries under this Section 16.06 shall be in addition to, and not in limitation of, any rights such Preferred Stock Beneficiaries may have under the Certificates of Designations or any other agreement.
Section 16.07Creditor. To the fullest extent permitted by applicable Law, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of the Company’s Affiliates, and no creditor who makes a loan to the Company or any of the Company’s Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan, any direct or indirect interest in the Company’s Net Income, Net Loss, Distributions, capital or property; provided, however, that this Section 16.07 shall not limit or otherwise affect the rights of the Preferred Stock Beneficiaries as set forth in Section 16.06(b), which rights are expressly intended to be enforceable by the Preferred Stock Beneficiaries as intended third-party beneficiaries of the Preferred Beneficiary Provisions.
Section 16.08Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 16.09Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall thereby be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any party may deliver signed counterparts of this Agreement to the other parties by means of facsimile, portable document format (.PDF) signature or electronic transmission.
Section 16.10Applicable Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
Section 16.11Jurisdiction. To the fullest extent permitted by applicable Law, the Company, each Member, the Manager, each Officer, each other Person who is a party to or is otherwise bound by this Agreement and each Person acquiring a Unit agrees that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for any (a) derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of fiduciary duty owed by any Member, the Manager, any Officer or any employee of the Company to the Company or the Members, (c) any action asserting a claim arising pursuant to the Delaware Act or this Agreement, or (d) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware shall be either (i) the Sixth Judicial Circuit, Oakland County, Michigan (or, if the Sixth Judicial Circuit, Oakland County, Michigan lacks jurisdiction over any such action or proceeding, then another state court of the State of Michigan, or, if no state court of the State of Michigan has jurisdiction over any such action or proceeding, then the United States District Court for the Eastern District of Michigan) or (ii) the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction over any such action or proceeding, then the United States District Court for the District of Delaware). To the fullest extent permitted by applicable Law, the Company, each Member, the Manager, each Officer, each other Person who is a party to or is otherwise bound by this Agreement and each Person acquiring a Unit (i) irrevocably submits to the exclusive personal jurisdiction of the aforesaid courts and (ii) waives any claim of improper venue or any claim that the aforesaid courts are an inconvenient forum court in any action or proceeding described in the foregoing sentence. To the fullest extent permitted by applicable law, the Company, each Member, the Manager, each Officer, each other Person who is a party to or is otherwise bound by this Agreement and each Person acquiring a Unit agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 16.05 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.
Section 16.12Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
Section 16.13Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.
Section 16.14Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby,

and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic transmission by a facsimile machine or via email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.
Section 16.15Right of Offset. Whenever the Company is to pay any sum (other than pursuant to Article IV or in respect of the True-Up Amount (including any True-Up Promissory Note) or any other obligation in which a security interest has been granted under the Security Documents) to any Member, any amounts that such Member owes to the Company which are not the subject of a good faith dispute may be deducted from that sum before payment. For the avoidance of doubt, the Distribution of Units to the Corporation shall not be subject to this Section 16.15.
Section 16.16Effectiveness. This Agreement shall be effective upon the execution and delivery of this Agreement.
Section 16.17Entire Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, the Original Agreement, as in effect immediately prior to the execution and delivery of this Agreement is superseded by this Agreement and shall be of no further force and effect thereafter.
Section 16.18Remedies. Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.
Section 16.19Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation and shall mean, “including, without limitation”. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.
ARTICLE XVII

Terms, Preferences, Rights, Powers, Qualifications, Limitations and Restrictions of the Preferred Units
Section 17.01Designation. The Series A-1 Preferred Units and Series A-2 Preferred Units are each constituted, designated and created as a series of Preferred Units under this Agreement. Each Series A-1 Preferred Unit shall be identical in all respects to every other Series A-1 Preferred Unit and each Series A-2 Preferred Unit shall be identical in all respects to every other Series A-2 Preferred Unit. As of August [5], 2026, the Series A-1 Preferred Units and Series A-2 Preferred Units have been constituted, designated, created and issued to the Corporation. From time to time, the Manager may update the number of Preferred Units in the Schedule of Members in accordance with Section 3.01(c). It is the intention of the Manager that at all times (i) the number of outstanding shares of Series A-1 Preferred Stock issued by the Corporation (other than treasury stock of the Corporation) equal the aggregate number of Series A-1 Preferred Units issued by the Company and (ii) the number of outstanding shares of Series A-2 Preferred Stock issued by the Corporation (other than treasury stock of the Corporation) equal the aggregate number of Series A-2 Preferred Units issued by the Company.
Section 17.02Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Article XVII:
“Certificates of Designations” shall mean, collectively, the Series A-1 Certificate of Designation and the Series A-2 Certificate of Designation.
“Compounded Distributions” means, with respect to any Series A-1 Preferred Unit or Series A-2 Preferred Unit, the Compounded Dividends (as defined in the Certificates of Designation) with respect to the share of Series A-1 Preferred Stock or Series A-2 Preferred Stock, respectively, corresponding to such Preferred Unit.
“Event of Noncompliance” has the meaning set forth in the Series A-1 Certificate of Designation.
“Issue Date” means August [5], 2026.
“Permitted Regular Cash Distributions” shall mean distributions paid in cash on the Class A Common Units which do not exceed the following: (i) for the period commencing on the Issue Date through December 31, 2026, an amount equal to an annual rate of $0.08 per unit of Class A Common Units (as adjusted for splits, unit distributions, combinations, recapitalizations), such limit shall be applied on a pro rata basis for the portion of such fiscal year commencing on (and including) the Issue Date; and (ii) for each fiscal quarter in a subsequent fiscal year, the lesser of (a) $0.02 per unit of Class A Common Units (as adjusted for splits, unit distributions, combinations, recapitalizations), (b) thirty percent (30%) of the net income attributable to Class A Common Units for such fiscal quarter, less the share of dividends accrued on all series of Preferred Units allocable to the Holders of Class A Common Units, and (c) $15 million.

“Series A-1 Certificate of Designation” shall mean the Certificate of Designation of the Series A-1 Preferred Stock of the Corporation, dated as of August 5, 2026, as may be amended or supplemented from time to time.
“Series A-1 Liquidation Preference” means the Series A-1 Stated Value plus all accrued and unpaid Series A-1 Yield thereon.
“Series A-1 Purchase Price” means $1,000.00 per Series A-1 Preferred Unit.
“Series A-1 Redemption Premium” means an amount equal to (i) from Issue Date until the first anniversary of Issue Date, ten percent (10%) of the Series A-1 Liquidation Preference, (ii) from and after first anniversary of the Issue Date, twenty percent (20%) of the Series A-1 Liquidation Preference, (iii) from and after the second anniversary of Issue Date, thirty percent (30%) of the Series A-1 Liquidation Preference, (iv) from and after the third anniversary of Issue Date, forty percent (40%) of the Series A-1 Liquidation Preference, (v) from and after the fourth anniversary of Issue Date, fifty percent (50%) of the Series A-1 Liquidation Preference, and (vi) from and after the fifth anniversary of Issue Date, sixty percent (60%) of the Series A-1 Liquidation Preference plus ten percent (10%) of the Series A-1 Liquidation Preference for each portion of any 12-month period that the Series A-1 Preferred Shares are outstanding after the sixth anniversary of the Issue Date; provided however, until the second anniversary of the Issue Date, the Redemption Premium shall be increased so that the sum of (i) the Series A-1 Redemption Price and (ii) all cash dividends actually paid on each Series A-1 Preferred Unit to be redeemed is not less than 1.4 times the per-share Series A-1 Purchase Price.
“Series A-1 Stated Distribution Rate” means the applicable Series A-1 Dividend Rate (as defined in the Series A-1 Certificate of Designation) then in effect in accordance with the terms of the Series A-1 Certificate of Designation. The Series A-1 Stated Distribution Rate will be required to be paid in cash at any time the Series A-1 Dividends (as defined in the Series A-1 Certificate of Designation) are required to be paid in cash in accordance with the terms of the Series A-1 Certificate of Designation.
“Series A-1 Stated Value” means with respect to each Series A-1 Preferred Unit, the sum of (i) the Series A-1 Purchase Price plus (ii) the Compounded Distributions on such Unit.
“Series A-2 Certificate of Designation” shall mean the Certificate of Designation of the Series A-2 Preferred Stock of the Corporation, dated as of August 5, 2026, as may be amended or supplemented from time to time.
“Series A-2 Liquidation Preference” means the Series A-2 Stated Value plus all accrued and unpaid Series A-2 Yield thereon.
“Series A-2 Purchase Price” means $1,000.00 per Series A-2 Preferred Unit.
“Series A-2 Redemption Premium” means an amount equal to (i) from Issue Date until the first anniversary of Issue Date, ten percent (10%) of the Series A-2 Liquidation Preference, (ii) from and after first anniversary of the Issue Date, twenty percent (20%) of the Series A-2 Liquidation Preference, (iii) from and after the second anniversary of Issue Date, thirty percent (30%) of the Series A-2 Liquidation Preference, (iv) from and after the third anniversary of Issue Date, forty percent (40%) of the Series A-2 Liquidation Preference, (v) from and after the fourth anniversary of Issue Date, fifty percent (50%) of the Series A-2 Liquidation Preference, and (vi) from and after the fifth anniversary of Issue Date, sixty percent (60%) of the Series A-2 Liquidation Preference plus ten percent (10%) of the Series A-2 Liquidation Preference for each portion of any 12-month period that the Series A-2 Preferred Shares are outstanding after the sixth anniversary of the Issue Date; provided however, until the second anniversary of the Issue Date, the Redemption Premium shall be increased so that the sum of (i) the Series A-2 Redemption Price and (ii) all cash dividends actually paid on each Series A-2 Preferred Unit to be redeemed is not less than 1.4 times the per-share Series A-2 Purchase Price.
“Series A-2 Stated Distribution Rate” means the applicable Series A-2 Dividend Rate (as defined in the Series A-2 Certificate of Designation) then in effect in accordance with the terms of the Series A-2 Certificate of Designation. The Series A-2 Stated Distribution Rate will be required to be paid in cash at any time the Series A-2 Dividends (as defined in the Series A-2 Certificate of Designation) are required and permitted to be paid in cash in accordance with the terms of the Series A-1 Certificate of Designation and the Series A-2 Certificate of Designation.
“Series A-2 Stated Value” means with respect to each Series A-2 Preferred Unit, the sum of (i) the Series A-2 Purchase Price plus (ii) the Compounded Distributions on such Unit.
“Series A Holder” means the Corporation in its capacity as the holder of the Preferred Units.
Section 17.03Liquidation Preference. Notwithstanding any other provision of this Agreement, upon any liquidation, dissolution or winding up of the Company or the Corporation:

(a)If no Event of Noncompliance has occurred since the Original Issue Date, each Series A-1 Preferred Unit and, each Series A-2 Preferred Unit shall entitle the Series A Holder to receive, prior and in preference to any payment to holders of any class of series of Units of the Company that rank junior to the Series A-1 Preferred Units and the Series A-2 Preferred Units in the payment of dividends or in the distribution of assets on liquidation, distribution or winding up of the Company (including, but not limited to, the Common Units), an amount equal to (i) with respect to the Series A-1 Preferred Unit, the sum of the then-applicable Series A-1 Liquidation Preference plus the then-applicable Series A-1 Redemption Premium in respect of each outstanding Series A-1 Preferred Unit, and (ii) with respect to the Series A-2 Preferred Unit the sum of the then-applicable Series A-2 Liquidation Preference plus the then-applicable Series A-2 Redemption Premium in respect of each outstanding Series A-2 Preferred Unit; and
(b)If an Event of Noncompliance has occurred since the Original Issue Date, (i) each Series A-1 Preferred Unit shall entitle the Series A Holder to receive, prior and in preference to any payment to holders of any class of series of Units of the Company that rank junior to the Series A-1 Preferred Units in the payment of dividends or in the distribution of assets on liquidation, distribution or winding up of the Company (including, but not limited to, the Common Units and the Series A-2 Preferred Units), an amount equal to the sum of the then-applicable Series A-1 Liquidation Preference plus the then-applicable Series A-1 Redemption Premium in respect of each outstanding Series A-1 Preferred Unit, and (ii) each Series A-2 Preferred Unit shall entitle the Series A Holder to receive, prior and in preference to any payment to holders of any class of series of Units of the Company that rank junior to the Series A-2 Preferred Units in the payment of dividends or in the distribution of assets on liquidation, distribution or winding up of the Company (including, but not limited to, the Common Units), the sum of the then-applicable Series A-2 Liquidation Preference plus the then-applicable Series A-2 Redemption Premium in respect of each outstanding Series A-2 Preferred Unit.
(c)If upon any such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution are insufficient to pay the Series A Holder the full amount to which it is entitled under clause (a) or clause (b) above, as applicable, in respect of the Series A-1 Preferred Units, the Series A Holder shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the Series A-1 Preferred Units upon such distribution if all amounts payable on or with respect to such units were paid in full. For the avoidance of doubt, if an Event of Noncompliance has occurred, the Series A Holder (in respect of the Series A-1 Preferred Units) shall receive the entirety of assets available for distribution, and no distribution shall be made in respect of Series A-2 Preferred Units, or any other class or series of Units ranking junior to the Series A-1 Preferred Units unless and until the Series A-1 Redemption Price has been paid in full on all outstanding Series A-1 Preferred Units.

Section 17.04Distributions.
(a)Notwithstanding any other provision of this Agreement, distributions on the Series A-1 Preferred Units will accrue at a rate equal to the Series A-1 Stated Distribution Rate (the “Series A-1 Yield”) and distributions on the Series A-2 Preferred Units will accrue at a rate equal to the Series A-2 Stated Distribution Rate (the “Series A-2 Yield”). Notwithstanding any other provision of this Agreement, for so long as any Series A-1 Preferred Units remain outstanding, without consent of the Requisite Series A-1 Investor Majority, the Company shall not make any distributions, repurchases or other restricted payments on any class of series of Units of the Company that rank junior to the Series A-1 Preferred Units in the payment of dividends or in the distribution of assets on liquidation, distribution or winding up of the Company (including, but not limited to, the Common Units, and if an Event of Noncompliance has occurred, the Series A-2 Preferred Units); provided that the Company may make distributions, repurchases or other restricted payments to the extent permitted or necessary to fund the Corporation for such actions permitted under Section 7(c)(iv) of the Series A-1 Certificate of Designation. For the avoidance of doubt, for so long as any Series A Preferred Units remain outstanding, no True-Up Amount shall be payable upon an Exchange of Class B Common Units, except as otherwise permitted under clause (iv) of this Section 17.04(a) or as otherwise required to be paid to any Oaktree Purchaser or its Affiliates pursuant to the terms of the Support Agreement.
(b)Notwithstanding any other provision of this Agreement, for so long as any Preferred Units remain outstanding, for purposes of calculating Tax Distributions to be made under Section 4.01(e), “Highest Member Tax Amount” shall mean “the Member receiving the greatest proportionate allocation of taxable income attributable to its ownership of the Company in the applicable tax period (or portion thereof) (including as a result of the application of Section 704(c) of the Code or otherwise), and calculated by multiplying (x) the aggregate taxable income allocated to such Member (taking into account (A) all losses and deductions, including any adjustment under Sections 743(b) and 734(b) of the Code and any deductions resulting from a guaranteed payment under Section 707(c) of the Code, but disregarding any allocations of income or guaranteed payments in respect of Preferred Units, in such applicable taxable period (or portion thereof), and (B) any losses from prior periods to the extent not previously taken into account to calculate Highest Member Tax Amount with respect to prior periods), by (y) the Tax Rate.
Section 17.05Redemption.

(a)Notwithstanding Section 4.01(c), if, at any time, any outstanding shares of Series A-1 Preferred Stock are repurchased or redeemed (whether by exercise of a put or call, redemption right, Change of Control (as defined in the Series A-1 Certificate of Designation), automatically or by means of another arrangement) by the Corporation in accordance with the Series A-1 Certificate of Designation, then a corresponding number of Series A-1 Preferred Units held by the Corporation shall automatically be (i) redeemed by the Company for cash, to the extent that the Series A-1 Preferred Stock are redeemed for cash, at a per-unit redemption price equal to the per-share Series A-1 Redemption Price (as defined and calculated in the Series A-1 Certificate of Designation, including after giving effect to any required Minimum MOIC (as defined in in the Series A-1 Certificate of Designation)) to be paid to the Series A Holder (and subsequently used by the Corporation to repurchase or redeem the Series A-1 Preferred Stock) and (ii) cancelled without further act, vote, approval or consent of the Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or other applicable Law, and the Corporation shall surrender any certificates representing the Series A-1 Preferred Units so redeemed to the Company duly endorsed in blank.
(b)Notwithstanding Section 4.01(c), if, at any time, any outstanding shares of Series A-2 Preferred Stock are repurchased or redeemed (whether by exercise of a put or call, redemption right, Change of Control (as defined in the Series A-2 Certificate of Designation), automatically or by means of another arrangement) by the Corporation in accordance with the Certificate of Designation, then a corresponding number of Series A-2 Preferred Units held by the Corporation shall automatically be (i) redeemed by the Company for cash, to the extent that the Series A-1 Preferred Stock are redeemed for cash, at a per-unit redemption price equal to the per-share Series A-2 Redemption Price (as defined and calculated in the Series A-1 Certificate of Designation, including after giving effect to any required Minimum MOIC (as defined in in the Series A-1 Certificate of Designation)) to be paid to the Series A Holder (and subsequently used by the Corporation to repurchase or redeem the Series A-1 Preferred Stock) and(ii) cancelled without further act, vote, approval or consent of the Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or other applicable Law, and the Corporation shall surrender any certificates representing the Series A-2 Preferred Units so redeemed to the Company duly endorsed in blank. For the avoidance of doubt, (a) the rights of liquidation, distribution and redemption in respect of the Series A-1 Preferred Units shall rank senior to the Common Units, and if an Event of Noncompliance has occurred, the Series A-2 Units, (b) the rights of liquidation, distribution and redemption in respect of the Series A-2 Preferred Units shall rank senior to the Common Units, and (c) if no Event of Noncompliance has occurred since the Original Issue Date, the rights of redemption in respect of the Series A-2 Preferred Units shall rank pari passu with the rights of liquidation, distribution and redemption in respect of the Series A-1 Preferred Units.
Section 17.06Tax Distributions to the Corporation. The Manager, in its sole discretion, may authorize additional distributions of cash to the Corporation under Section 4.01(c) to the extent that the Manager determines that the Corporation will incur income tax as a result of a distribution under Section 17.04 or redemption under Section 17.05.
Section 17.07Protective Provisions. Notwithstanding any other provision of this Agreement, so long as any Series A-1 Preferred Units remain outstanding, without the consent of the Requisite Series A-1 Investor Majority:
(a)the Company shall directly or indirectly own one hundred percent (100%) of the issued and outstanding Equity Securities of each of its Subsidiaries, other than common Equity Securities of Securitization Entities issued by a Securitization Entity (as defined in the Senior Notes Indenture) where such issuance is required or customary in connection with the structure of such transaction, the assets of such Securitization Entity consist solely of Securitization Assets (as defined in the Senior Notes Indenture), and neither the Corporation nor any Subsidiary (other than the applicable Securitization Entity) has any obligation to maintain or preserve the financial condition of such Securitization Entity or to cause such Securitization Entity to achieve any level of operating results; and
(b)the Company shall not, and shall not permit any Subsidiary to issue, sell, transfer or otherwise dispose of, or permit to be issued, sold, transferred or otherwise disposed of, any Equity Securities of any Subsidiary to any Person, except in compliance with the restrictions set forth in the Certificate of Designation.
[Remainder of page intentionally left blank]

The undersigned hereby agree to be bound by all of the terms and provisions of the Third Amended and Restated Limited Liability Company Agreement of UWM Holdings, LLC as of the date first set forth above.

UWM HOLDINGS CORPORATION, as a Member and Manger
By: /s/ Rami Hasani
Name: Rami Hasani
Title: Executive Vice President, Chief Financial Officer
(SIGNATURE PAGE TO THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF UWM HOLDNGS, LLC)

The undersigned hereby agree to be bound by all of the terms and provisions of the Third Amended and Restated Limited Liability Company Agreement of UWM Holdings, LLC as of the date first set forth above.

SFS HOLDING CORP.
By: /s/ Mat Ishbia
Name: Mat Ishbia
Title: Chief Executive Officer
(SIGNATURE PAGE TO THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF UWM HOLDINGS, LLC)

Exhibit A
FORM OF JOINDER AGREEMENT
This JOINDER AGREEMENT, dated as of [●], 20[●] (this “Joinder”), is delivered pursuant to that certain Third Amended and Restated Limited Liability Company Agreement, entered into effective as of August [5], 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “LLC Agreement”) of UWM Holdings, LLC, a Delaware limited liability company (the “Company”). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the LLC Agreement.
1.Joinder to the LLC Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a Member under the LLC Agreement and a party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the LLC Agreement as if it had been a signatory thereto as of the date thereof.
2.Incorporation by Reference. All terms and conditions of the LLC Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.
3.Address. All notices under the LLC Agreement to the undersigned shall be directed to:
[Name]
[Address]
[City, State, Zip Code]
Attn:
Facsimile:
E-mail:
A-1

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NEW MEMBER]

By: ______________________________ Name: [●] Title: [●]

Accepted and agreed as of the date first set forth above:
UWM HOLDINGS, LLC By: UWM Holdings Corporation, Its manager By: _______________________ Name: [●] Title: [●]
A-2

CERTIFICATE FOR
UWM HOLDINGS, LLC
Certificate Number ____    ________ [Class A][B][C] Units [Series A[-1 // 2 // 3] Preferred Units]
UWM Holdings, LLC, a Delaware limited liability company (the “Company”), hereby certifies that ________________ (the “Holder”) is the registered owner of ___________[Class A][B][C] [Series A[-1 // 2 // 3] Preferred] Units of limited liability company interest in the Company (the “Interests”). THE RIGHTS, POWERS, PREFERENCES, RESTRICTIONS (INCLUDING TRANSFER RESTRICTIONS) AND LIMITATIONS OF THE INTERESTS ARE SET FORTH IN, AND THIS CERTIFICATE AND THE INTERESTS REPRESENTED HEREBY ARE ISSUED AND SHALL IN ALL RESPECTS BE SUBJECT TO THE TERMS AND PROVISIONS OF THE THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, DATED AS OF August [5], 2026, AS THE SAME MAY BE AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME (THE “AGREEMENT”). THE TRANSFER OF THIS CERTIFICATE AND THE INTERESTS REPRESENTED HEREBY IS RESTRICTED AS DESCRIBED IN THE AGREEMENT. By acceptance of this Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the Interests evidenced hereby, the Holder is deemed to have agreed to comply with and be bound by all of the terms and conditions of the Agreement. The Company will furnish a copy of the Agreement to the Holder without charge upon written request to the Company at its principal place of business. The Company maintains books for the purpose of registering the transfer of Interests.
Each limited liability company interest in the Company shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.
This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflict of laws.
IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by _______________________ its ______________________ as of the date set forth below.
Dated: _____________ __, 20__            _____________________________
Name:
Title:

Exhibit B
REVERSE SIDE OF CERTIFICATE
REPRESENTED INTERESTS OF
UWM HOLDINGS, LLC
FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto __________________________ [print or typewrite the name of the transferee], _____________________ [insert Social Security Number or other taxpayer identification number of transferee], the following specified percentage of Interests: __________________________ [identify percentage of Interests being transferred], and irrevocably constitutes and appoints _____________________ as attorney-in-fact to transfer the same on the books and records of the Company, with full power of substitution in the premises.
Dated: ___________ ___, 20__        Signature: _________________________
(Transferor)
Address: ____________________________

B-1

Exhibit C
Officers

Name:                Title:

Mat Ishbia             President and Chief Executive Officer
Rami Hasani             Executive Vice President, Chief Financial Officer
Alex Elezaj             Executive Vice President, Chief Strategy Officer
Laura Lawson             Executive Vice President, Chief People Officer
Melinda Wilner         Executive Vice President, Chief Operating Officer
C-1

Exhibit D
Notice of Exchange

[LETTERHEAD OF HOLDER]

[●]

UWM Holdings Corporation
585 South Blvd E.
Pontiac, Michigan 48341

UWM Holdings, LLC
585 South Blvd E.
Pontiac, Michigan 48341

Re: Exchange Pursuant to Third Amended and Restated Limited Liability Company Agreement of UWM Holdings, LLC dated as of August [5], 202[●] (the “Agreement”)

Reference is hereby made to the Agreement. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement. The undersigned Holder hereby provides this Notice of Exchange pursuant to Section 11.02 of the Agreement to effect the Exchange of the following Paired Interests:

Number of Paired Interests to be Exchanged: ____________
(Consisting of an equal number of Class [B][C] Common Units and shares of Class [D][C] Common Stock)

The shares of Class [A][B] Common Stock to be issued upon consummation of the Exchange shall be issued to :_________________________.

The Holder hereby represents and warrants that: (a) the Holder has all requisite power and authority to execute, deliver and perform under this Notice of Exchange and no consent, approval, authorization, registration or notice of any third party or governmental authority is required by the Holder in connection with this Notice of Exchange or the Exchange; (b) this Notice of Exchange has been duly executed and delivered by the Holder and constitutes the legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws effecting creditors’ rights generally and subject, as to enforceability, to general principals of equity; and (c) the Holder is the sole owner of record and beneficially of the Paired Interests described above, free and clear of any any mortgage, pledge, hypothecation, easement, security interest, charge, claim, license, option, conditional sale
D-1

or other title retention agreement, lien or other encumbrance or right of any third party, or any agreement to create any of the foregoing.
The Holder hereby constitutes and appoints each officer of the Corporation and of the Company with full power of substitution, as the Holder’s true and lawful agent and attorney-in-fact, with full power and authority, in the Holder’s name, place and stead, to the same and extent and with the same effect as the Holder would or could do under applicable Law to (a) effect the Exchange, (b) effect the surrender, assignment and delivery of the Paired Interests described above and (c) effect the delivery of the shares of Class [A][B] Common Stock to be issued upon consummation of the Exchange of the Paired Interests described above. The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of the Holder.
IN WITNESS WHEREOF, the undersigned Holder has duly executed and delivered this Notice of Exchange as of the day and year first above written.

[HOLDER]

By: ________________________
Name: [●]
Title: [●]
Address: [●]

Schedule of Members

Name and Address of Member	Class A Common Units	Class B Common Units	Class C Common Units	Series A-1 Preferred Units	Series A-2 Preferred Units	Capital Account
SFS Holding Corp. 585 South Blvd E. Pontiac, Michigan 48341	___	1,261,862,603	___	___	___	$[●]
UWM Holdings Corporation 585 South Blvd E. Pontiac, Michigan 48341	342,349,795	___	___	1,500,000	150,000	[●]
TOTAL:	342,349,795	1,261,862,603	___	1,500,000	150,000	$[●]